Exhibit 99.1

EXPLANATORY NOTE

Roku, Inc. (“Roku” or the “Company”) is filing this exhibit to reflect changes to the presentation of its financial information as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Form 10-K”), as filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2026, in connection with a change in segment reporting.

As previously disclosed in the Quarterly Report on Form 10-Q for the period ended March 31, 2026 (as filed with the SEC on May 1, 2026), effective in the first quarter of 2026, the Company’s internal reporting and reportable segments changed. The Company now manages and reports its operating results through three reportable segments defined by: Advertising, Subscriptions, and Devices. Previously, the Company reviewed and managed the Advertising and Subscriptions segments as a combined Platform segment. This change was made to reflect the Company’s ongoing evaluation and monitoring of its business, including changes made to both internal reporting and the information reported to the Chief Executive Officer, who serves as Chief Operating Decision Maker (“CODM”). All prior period information has been recast to reflect this change in reportable segments.

This exhibit updates the information in the following items as initially filed in order to reflect the change in segment reporting: Part I. Item 1, Business; Part II. Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations; and Part II. Item 8, Financial Statements and Supplementary Data. No items in the 2025 Form 10-K other than those identified above are being updated by this filing. Information in the 2025 Form 10-K is generally stated as of December 31, 2025, and this filing does not reflect any subsequent information or events other than the change in segment reporting noted above. Without limiting the foregoing, this filing does not purport to update Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2025 Form 10-K for any information, uncertainties, transactions, risks, events, or trends occurring, or known to management, other than the change in segment reporting described above. Forward-looking statements in this exhibit are subject to a number of known and unknown risks, uncertainties, and assumptions, including risks described in the sections titled “Note Regarding Forward-Looking Statements,” “Risk Factors,” and elsewhere in the 2025 Form 10-K. This exhibit should be read in conjunction with the 2025 Form 10-K as well as the Form 10-Q for the period ended March 31, 2026 and any other documents filed with the SEC subsequent to February 13, 2026, which contain more current information.

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GLOSSARY OF SELECTED TERMS
As used in this exhibit and the 2025 Form 10-K, unless the context otherwise requires, references to the following terms have the respective meaning as defined below.
Ad-supported Video on Demand (AVOD): Streaming on-demand content supported by advertising that does not charge a fee to the viewer.
Apps: Primarily refers to the direct-to-consumer streaming applications on the Roku platform (e.g., The Roku Channel or Netflix). We also use “apps” to refer to mobile applications (such as our Roku mobile app).
Average Revenue per User (ARPU): Platform revenue for the trailing four quarters divided by the average of the number of Streaming Households at the end of the current period and the end of the corresponding period in the prior year.
Demand-side platform (DSP): Programmatic advertising technology that allows advertisers and advertising agencies to buy advertising inventory across multiple platforms and publishers through one interface.
FAST: Free, ad-supported linear streaming TV, which does not include on-demand content.
Licensed Roku TV partners: TV original equipment manufacturers (“OEMs”) that license the Roku TV OS and leverage our smart TV reference designs to build TVs.
Linear TV: A TV format that provides programming at specifically scheduled times.
Premium Subscriptions: Subscription-based streaming services (e.g., Paramount+) from content partners offered through The Roku Channel.
Roku-made TVs: TVs powered by the Roku TV OS that are designed, made, and sold by Roku. Roku-made TVs include the Roku Select, Roku Plus, and Roku Pro Series TVs, as well as Hiro Roku TVs.
Roku Experience: The user experience on the Roku platform, representing all the features that Roku builds and operates to engage, delight, and help our viewers easily find great entertainment.
Roku Home Screen: The first screen the viewer sees when they begin streaming with a Roku streaming device. The viewer is also returned to the Roku Home Screen by pressing the home button on the Roku remote or when exiting apps.
Roku Home Screen Menu: The left-hand navigation bar on the Roku Home Screen.
Roku media: Ad inventory sold by Roku, either directly or indirectly, on our home screen, in our owned and operated streaming apps, or in third-party streaming apps.
Roku Originals: Original content programming created by Roku.
Roku TV OS (or Roku platform): Roku operating system that is purpose built for TV and powers Roku streaming devices.
Roku TV models: TVs powered by the Roku TV OS that are made and sold by our licensed Roku TV partners.
Supply-side platform (SSP): Programmatic advertising technology that enables publishers to sell their advertising inventory to multiple demand sources.
Streaming: The distribution of video, music, or other media content via the internet.
Streaming device: Any device that enables TV streaming. Roku streaming devices include Roku streaming players, Roku TV models, and Roku-made TVs.
Streaming Hours: The aggregate amount of time streaming devices stream on Roku’s platform in a given period. See Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations, Key Performance Metrics and Non-GAAP Measures, elsewhere in this exhibit for additional detail.
Streaming Households: The number of distinct user accounts that have streamed on our platform within the last 30 days of the period.
Streaming platform: The technology that delivers the viewer experience and streaming apps (e.g., The Roku Channel and Netflix) over an internet connection to a user’s TV.
Streaming players: A device that connects to a TV via an HDMI connection to enable TV streaming (such as the Roku Streaming Stick, Roku Ultra, and Roku Streambar SE).
Smart TV: A television that is connected to the internet through an operating system (e.g., the Roku TV OS).
Subscription Video on Demand (SVOD): Streaming content that is available on demand, requires a paid subscription, and can be ad-supported or ad-free.
TV streaming: The act of streaming content over the internet on a TV.
The Roku Channel (TRC): A Roku owned and operated streaming service. The Roku Channel aggregates three types of content—AVOD, FAST, and Premium Subscriptions—within The Roku Channel app and through viewing experiences integrated throughout the Roku platform (e.g., Live TV on the Roku Home Screen Menu).
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PART I
Item 1: Business
Overview
Roku, Inc. (“Roku,” the “Company,” “we,” or “us”) is the leading TV streaming platform in the United States, Canada, and Mexico by hours streamed.
We pioneered TV streaming and believe that all TV will be streamed. The shift of the TV ecosystem to streaming continues and is expanding TV’s capabilities for viewers, content partners, advertisers, and other industry participants. Nearly every major media company not only has a streaming service, but has also expanded beyond pure subscription streaming models to ad-supported streaming options. Advertisers use TV streaming to reach viewers who are increasingly unreachable on traditional TV, while also benefiting from the digital advertising capabilities that TV streaming platforms can deliver.
Our Mission
Our mission is to be the global TV streaming platform that connects and benefits the entire TV ecosystem of viewers, content partners, and advertisers. Through our TV streaming platform, we connect viewers to the entertainment they love; enable content partners to build, engage, and monetize large audiences; and provide advertisers with unique capabilities to reach viewers.
Our Strategy and Business Model
The foundation of our platform is the Roku TV OS, which is purpose built for TVs and powers Roku streaming devices. The Roku TV OS is designed to run on low-cost hardware, which enables Roku streaming devices to be sold to consumers at competitive prices. The Roku TV OS connects viewers to our streaming platform via a broadband network, giving them access to a wide selection of content through an experience that is both delightful and easy to use. We provide periodic updates via the Roku TV OS to continuously deliver an exceptional streaming experience.
We dedicate significant resources to build, maintain, and advance the Roku TV OS; to provide an industry-leading streaming platform for our viewers, content partners, and advertisers; to obtain content for our streaming platform that attracts viewers, including on our owned and operated streaming services (The Roku Channel, Howdy, and Frndly TV) and to our original programming (Roku Originals); and to extend Roku’s leadership as the global shift to TV streaming continues.
Our three-phased business model—grow scale, grow engagement, and grow monetization—drives our mission. We leverage our position as the TV streaming platform to help our viewers find content across the streaming universe, while simultaneously growing monetization. Our three key initiatives to grow Platform revenue are to innovate the Roku Home Screen to expand monetization, grow advertising demand through deeper third-party platform integrations, and grow Roku-billed subscriptions.
Devices Segment: Growing Scale through Easy Access to TV Streaming
We make TV streaming accessible to consumers through a broad lineup of devices, at a variety of competitive price points. Our devices segment generates revenue from the sale of Roku streaming players, Roku-made TVs, Roku TV smart projectors, smart home products and services, audio products, and related accessories.
Roku TV models are TVs made and sold by our Roku TV partners, which are TV original equipment manufacturers (“OEMs”) that license the Roku TV OS and leverage our smart TV reference designs. We have grown our scale through this Roku TV licensing program, which we launched more than 10 years ago.
In 2023, we launched Roku-made TVs, which are designed, made, and sold by us. This award-winning lineup includes the Roku Select and Roku Plus Series TVs, and the Roku Pro Series TVs, which are our higher-performing TVs that we launched in spring 2024. We periodically refresh the lineup of Roku-made TVs with the goal to provide our customers with an outstanding TV streaming experience. Roku-made TVs complement our successful Roku TV licensing program. We believe our Roku-made TVs enable us to further grow our leadership position in TV streaming and compete in the higher-end range of performance TVs. Roku-made TVs also help us innovate more quickly in all aspects of hardware and software and test directly with viewers, improving the product and viewer experience and strengthening the entire Roku ecosystem.
Roku streaming players enable users to easily turn (nearly) any TV into a smart TV. We launch new streaming player models periodically with a focus on offering high performance at an affordable price. In 2025, we introduced two new streaming players, the Roku Streaming Stick and Roku Streaming Stick Plus, with the performance and speed that our users have come to expect.
In 2025, we also launched our Roku TV smart projectors designed for both indoor and outdoor use, with the Roku TV OS built in, to deliver flexible screen sizing for entertainment anywhere.

Audio is an important part of the TV streaming experience, and we offer Roku-branded wireless soundbars, speakers, and subwoofers that seamlessly connect to TVs powered by the Roku TV OS. Additionally, the Roku TV Ready program allows certified soundbars to quickly and easily connect to Roku TVs, enabling the use of one remote and having all the sound settings uploaded to the TV. This is another example of Roku’s innovative TV ecosystem.
The Roku ecosystem includes smart home devices that include cameras, video doorbells, lights, plugs, a home monitoring system, and our Roku Smart Home mobile application for iOS and Android. We offer subscription plans for our cameras, video doorbells, and home monitoring system.
Roku streaming devices are broadly distributed online and at popular national retailers. Through our streaming devices and the Roku platform, we provide viewers tremendous choice, value, and an exceptional viewer experience.
Advertising and Subscriptions Segments: Growing and Monetizing User Engagement
The Roku Experience
We call the user experience on the Roku platform the “Roku Experience.” It represents all the features and destinations that Roku builds and operates to engage, delight, and help our viewers find great entertainment. The Roku Experience begins with our Home Screen, which is the first thing our viewers see, reaching them before they decide what to watch. From this position, we can help the viewer decide what to watch every day across the vast range of options available to them on our streaming platform.
Our Home Screen includes features such as our content row (located on the top right), which we launched in 2024 to make personalized, AI-powered recommendations to our users. Unlike suggestions from streaming services, which are restricted to their libraries, our recommendations include content from streaming apps across our platform. The content row has helped us drive growth in Streaming Hours, ad reach, and SVOD signups, including Premium Subscriptions within The Roku Channel. The Roku Experience also includes destinations such as our Sports Experience, which aggregates and organizes sports programming from across our platform into a single location. The Sports Experience enables fans to easily find their favorite sport, team, or event, which benefits not only our viewers but also our content partners. Overall, the Roku Experience, combined with our significant scale of more than 90 million Streaming Households globally, is a key competitive advantage that continues to drive our success.
Owned and Operated Streaming Apps
In 2025, we expanded our portfolio of owned and operated streaming apps beyond The Roku Channel to Howdy, an ad-free SVOD service, and Frndly TV, a subscription streaming service that offers live TV, on-demand video, and a cloud-based digital video recorder (“DVR”). With both Howdy and Frndly TV, we believe our expertise in recommending relevant content to viewers and leveraging the power of our platform will drive cost-efficient subscription sign-ups and engagement, thus adding incremental Platform revenue.
Owning and operating both the streaming apps and our streaming platform creates unique value, enables us to be a leader in free and affordable content, positions us to be a valuable partner to content partners, and creates a large source of advertising inventory for us to monetize. Our streaming apps benefit significantly from their integration throughout the Roku Experience, which has features such as the content row on our Home Screen, Live TV, and the Sports Experience, among others, that can directly surface content to our viewers. Our owned and operated streaming apps are strategic assets in our monetization efforts that simultaneously benefit viewers, content partners, and advertisers, while helping to grow and diversify our Platform revenue.
The Roku Channel
The Roku Channel is a top driver of engagement and ad inventory on our platform. The Roku Channel aggregates a broad variety of entertainment into a unified streaming experience, through three distinct types of content:
•AVOD (ad-supported video on demand): Viewers can stream a broad variety of 80,000+ movies and TV shows, including Roku Originals, for free.
•Live TV: Viewers have access to watch 500+ FAST (free, ad-supported linear streaming TV) channels in genres ranging from news to sports to entertainment to creator content.
•Premium Subscriptions: Viewers can easily sign up, view, and manage subscriptions to dozens of SVOD apps, such as HBO Max and Paramount+, with a single, monthly bill.
The foundation of our content strategy for The Roku Channel is third-party licensed content and, to a smaller extent, our original programming, Roku Originals. Our content spend is intended to be commensurate with the growth trajectory of The Roku Channel and with the broader macroeconomic environment. The Roku Channel is available on devices powered by the Roku TV OS in the United States, the United Kingdom, Canada, and Mexico. In the United States, it is also available via the Roku mobile app, online at TheRokuChannel.Roku.com, and on Amazon Fire TVs, Samsung TVs, Google TV, and other Android TV OS devices.

Frndly TV
In May 2025, we acquired Frndly TV, Inc. (“Frndly TV”), a subscription streaming service that offers more than 50 live TV channels, on-demand video, and cloud-based DVR for an affordable price. Frndly TV’s growth and expertise in direct-to-consumer subscription services is expected to make it a valuable addition to Roku, and we believe our expertise in recommending relevant content to viewers will help Frndly TV attract, engage, and retain more subscribers. Frndly TV is currently available in the United States and is intended to support our focus on growing Platform revenue and Roku-billed subscriptions.
Howdy
In August 2025, we launched Howdy in the United States, our owned-and-operated SVOD service, offering high-quality movies and TV series ad free for only $2.99 per month. With nearly 10,000 hours of fan favorites, Howdy is designed to complement viewers’ other streaming services. We believe there is a significant opportunity for a low-cost, ad-free streaming service, and we are leveraging the power of our platform to drive cost-efficient sign-ups and engagement, similar to our success building The Roku Channel.
Streaming Hours
We grew Streaming Hours on the overall Roku platform from 127.1 billion hours in 2024 to 145.6 billion hours in 2025 through increasing the distribution of Roku streaming devices, increasing our Streaming Households, and continuing to enhance the Roku Experience. We are always seeking new ways to innovate to expand the role the Roku Experience can play in helping viewers find what to watch, which simultaneously benefits our content partners and advertisers while creating monetization opportunities for Roku.
Platform Revenue
Our TV streaming platform enables content partners and advertisers to reach audiences that are increasingly unreachable on traditional TV. Each user on our streaming platform creates multiple revenue opportunities for Roku through activities such as navigating through the Roku Experience, watching ad-supported content, or signing up for subscription services.
Platform revenue is comprised of the revenue we generate from both our Advertising and Subscriptions segments. We generate Subscriptions revenue primarily from the sale of subscriptions to end users, including the sale of Premium Subscriptions, the sale of owned and operated subscription services, and revenue from content distribution arrangements, which primarily includes subscription revenue shares from content partners and the sale of branded app buttons on remote controls.
We empower viewers to choose how much they want to spend on content by offering them a broad array of free, ad-supported, subscription, and transactional viewing options. Our direct relationship with customers provides us with insights about their behavior on our streaming platform, including certain content viewers search for, the apps viewers install and watch, and the types of content that viewers purchase or subscribe to on our streaming platform. This first party data enables us to develop actionable insights such as content recommendations to improve our viewers’ experience.
Our significant scale, ability to reach highly engaged viewers, tools that enable seamless signups, and marketing/discovery features make us an attractive platform to content partners. They can also reach and engage those viewers who do not use traditional TV services. As more viewers shift to TV streaming, content partners that publish apps on our platform are able to reach these streaming audiences at scale and engage viewers directly.
We make it easy for content partners to distribute and monetize their streaming content through three primary business models: SVOD, which includes subscriptions to individual video on demand apps and so-called virtual multichannel video programming distribution (“vMVPD”) services; ad-supported video, which includes AVOD apps with on demand content that do not charge a subscription fee to users, as well as FAST; and transaction video on demand (“TVOD”), which includes apps that offer a la carte content purchases or rentals. Our payment and billing service assists content partners with their billing needs, such as managing payment methods, subscriptions, and customer invoices. This service also allows content partners to enable a frictionless signup within their app, and we believe this key benefit simplifies user subscription signups and drives purchase and retention for our content partners.
Content partners also have access to our media and entertainment tools to help them attract, engage, and retain viewers by investing in promoting their content on our streaming platform. Content partners can use a variety of ad types, such as native ads on the Roku Home Screen to drive app downloads, promote an app’s content, or direct traffic to their apps in order to drive subscriptions or movie and TV show consumption. We also derive revenue from the sale of branded app buttons on Roku remote controls that are intended to increase incremental usage of an app by enabling viewers to launch straight into the app from any screen. Our analytics and reporting assist content partners with analyzing viewership trends and metrics for specific titles, and we also can help content partners target new audiences that are more likely to subscribe to their services.
Just as ads evolved decades ago when TV replaced radio as the primary entertainment medium, ads on TV streaming offer new and more performant opportunities than traditional TV. Advertisers are able to leverage the combination of our significant scale, our direct relationship with viewers, and our innovative ad products and technology to reach consumers with relevant messages. We offer advertisers a unique and effective set of tools to reach viewers at scale and measure both the effectiveness of the ads served and their return on investment. Furthermore, our comprehensive ad offering enables advertisers to decide how they buy Roku media, whether through direct insertion order, a preferred DSP partner, or Roku Ads Manager, our self-service ad platform. This allows us to serve a diverse array of advertisers across verticals and business sizes, from small and medium-sized businesses (“SMBs”) to enterprise companies.
We sell both in-stream video ads and display ads integrated into our user interface (“UI”). Our standard in-stream video ads are the same as the video advertising seen on traditional TV, but they are made more performant with data and technology. Additionally, we are able to offer a broader array of ad experiences than standard video ads, such as the ability to takeover an entire ad break, ads related to a specific Roku Original, and ads that appear when the viewer pauses content.
The display ads we offer are integrated into the Roku Experience and are only possible because we are the streaming platform. These differentiated ads fall into three main categories of native ads, destinations, and action ads. Native ads are high-visibility placements within our iconic Roku City screensaver, wallpaper-branded themes on the Roku Home Screen or The Roku Channel, spotlight ads (placed directly below the Roku Home Screen Menu), or marquee ads (placed directly to the right of the app tiles on the Roku Home Screen Menu) which can be either static or video. In 2025, we enhanced our Roku City offering with a new experience that transforms the animated cityscape into a stage for music, original storytelling, and interactive programming. Destinations include sponsorships of a playlist, destination (e.g., the Roku Sports Experience), fan experience (e.g., the premiere of a new TV show season), or a “pass” that provides viewers with a free movie/TV show. Action ads can be combined with other ad types and create an easy way for viewers to use their remote to subscribe to a service, purchase an item, or receive more information (e.g., OK-to-Text, OK-to-Checkout). Many of our action ads are in partnership with companies such as Walmart, Shopify, and Instacart that connect their products with viewers and provide enhanced targeting and closed-loop measurement.
Roku enables advertisers to measure TV streaming ad performance throughout the Roku Experience. Our measurement framework is built on a foundation of verified identity, consisting of direct relationships with viewers. We can combine this asset with the advertiser’s preferred data sources to provide an expansive measurement toolkit that includes reach measurement, brand resonance, and sales attribution, among others. We also have third-party partnerships that allow advertisers to buy, optimize, and measure their campaigns, whether directly through Roku or through another buying platform.
Business Growth
Investment in Growth
We believe that our future performance will depend on the success of the investments in our business that we have made, and will continue to make, to further differentiate our streaming platform and increase the value we deliver to our viewers, content partners, and advertisers. We must regularly update and enhance our streaming platform to meet evolving viewer behavior and provide a best-in-class content delivery and advertising platform. We must provide content partners with best-in-class publishing tools and actionable audience insights. We must continue to innovate and invest in our advertising capabilities and technology so that we attract and encourage incremental advertising spend on our streaming platform. We aim to balance our commitment to growing Adjusted EBITDA and Free Cash Flow with our investments to further expand our scale, engagement, and monetization.
Advertising Innovation
We continue to innovate our advertising offerings, particularly through more and deeper integrations with DSPs, SSPs, measurement platforms, and other strategic partners that enhance our demand, creative, performance, and measurement capabilities. Through these partnerships, we are able to give advertisers a holistic view of campaign outcomes across TV streaming and mobile, such as app installs, in-app activity, and long-term customer value. For example, we have a partnership that delivers advanced AI-powered measurement to quantify campaign impact beyond traditional attribution models, providing advertisers with more accurate return on investment on TV streaming. We also have a partner integration with Roku Ads Manager to enable SMBs to efficiently repurpose social media content for TV streaming, reducing production costs and complexity to make advertising on TV more accessible.
International Markets
The shift from traditional TV to TV streaming is a global phenomenon, as it offers viewers better choice and greater control over their entertainment. We believe that the value our business delivers to viewers, content partners, and advertisers is as compelling in international markets as it is in the United States. Today Roku streaming devices are available in 15+ countries. We are the leading TV streaming platform in the United States, Canada, and Mexico by hours streamed. Internationally, we continue to grow our footprint and deepen our presence in key markets. In 2025, we expanded the Roku player lineup, launching the Roku Streaming Stick and Roku Streaming Stick Plus in Canada, Mexico, the United Kingdom and Central and South America including Argentina, Brazil, Chile, Colombia, Peru, Costa Rica, El Salvador, Honduras, Guatemala, Nicaragua, and Panama.

In Latin America, we announced Roku TV models with new partners in Brazil, Colombia, Chile, and Peru. We also announced Roku TV models with new partners in the United Kingdom. In international markets, we plan to continue to focus on building scale first, increasing engagement, and ultimately driving monetization.
We are successfully growing The Roku Channel audience internationally. The Roku Channel is available on devices powered by the Roku TV OS in the United Kingdom, Canada, and Mexico. With strong scale and engagement, we are working to grow monetization in Mexico and Canada. Mexico remains the app’s largest market outside of the United States by Streaming Households and Streaming Hours. In Mexico, we launched Premium Subscriptions and announced a strategic partnership to give advertisers and agencies direct access to Roku’s scale, premium content, and innovative advertising formats through a single, trusted partner. We also launched the Roku Sports Experience in Mexico to aggregate and organize sports programming from across our platform into a single location. In Brazil, we added 30 FAST channels to our Live TV Guide and launched our ad platform, enabling brands and publishers to reach Brazilian viewers through our premium ad-supported content, backed by advanced targeting, measurement, and proprietary data.
Sales and Marketing
We engage in a wide variety of sales and marketing activities to continuously grow scale, engagement, and monetization, and we dedicate significant resources to this area. Our sales and marketing activities are primarily focused on building and expanding relationships with content partners, advertisers, TV brands, and retailers, and driving sales of our products and our licensed Roku TV partners’ products to consumers through retail distribution channels.
We have dedicated business development teams that develop and maintain relationships to promote and build awareness of the features and advantages of our streaming platform among content partners, advertisers, and TV brands. Our data science team supports our sales and marketing efforts by analyzing data on our streaming platform to increase effectiveness for our content partners and advertisers as well as for our consumer marketing campaigns. Our relationship with content partners is typically client-direct. Through our dedicated content partner relationship management team, we enter into agreements with content partners to distribute their apps on our streaming platform, or license their content for The Roku Channel, or both. As part of our distribution agreements with ad-supported apps, we typically secure direct access to a portion of the content partners’ video advertising inventory for our monetization, and our sales efforts are differentiated and complementary to that of our content partners. Whereas our content partners typically feature their brand and content in their sale, we focus on delivering a large streaming audience across many apps and via other Roku-branded experiences such as the Roku Home Screen at once using our own data. We sell advertising to a wide range of advertisers helping them reach their goals across numerous key performance indicators.
We continue to develop relationships with third-party partners and ad-buying platforms (e.g., major direct holding company and ad agency relationships, DSPs, SSPs, retail media networks, and other strategic partners) to reach marketers buying programmatic advertising on such platforms and to create more demand opportunities for our advertising inventory. Our ad sales teams and products are organized into groups that specialize in the unique needs of each area: agency holding companies and Fortune 500 brands, independent agency and mid-market clients, content partners and entertainment brands, performance and direct-to-consumer brands, and international markets.
We work with our licensed Roku TV partners to assist in all phases of the development of Roku TV models, including planning, manufacturing, and marketing. In the United States, the majority of our products and our licensed Roku TV partners’ products are sold through brick and mortar retailers, such as Best Buy, Target, and Walmart, including their online sales platforms, and online retailers such as Amazon, and to a lesser extent our website (excluding Roku TV models). We also sell products internationally through distributors and to retailers. Amazon, Best Buy, Walmart, and Target collectively accounted for 81% of our Devices revenue for the year ended December 31, 2025. We support retailers with an experienced sales management team and work closely with these retailers to assist with marketing and product mix forecasting. We intend to continue to invest significant resources in our sales and marketing efforts.
Seasonality
We have historically seen seasonality in our business related to advertising and device sales. Our revenue and gross profit are traditionally strongest in the fourth quarter of each fiscal year and represent a higher percentage of the total net revenue for such fiscal year due to higher consumer purchases and increased advertising during holiday seasons. Furthermore, in preparation for the fourth quarter holiday season, we recognize significant discounts in the average selling prices of our streaming device sales through retailers in an effort to grow our Streaming Households, which typically reduce our Devices gross margin or results in a Devices gross loss in the fourth quarter.
Research and Development
Our research and development model relies on a combination of in-house staff and outsourced development and manufacturing partners to cost-effectively improve and enhance our platform, and to develop new TVs, players, audio products, features, and functionality. We work closely with content partners, advertisers, and licensed Roku TV partners to understand their current and future needs. We have designed a product development process that seeks to take input from our partners into account when making decisions about our future product and service offerings. In addition, we solicit user feedback in the development of new features and enhancements to our platform. We are also continuing to invest in AI-powered and machine learning capabilities, which we believe have the potential to enhance the value of our products and services to viewers and business partners, as well as to automate internal processes and help our business run more efficiently. We intend to continue to invest significantly in research and development to bring new or improved products and services to market.
Manufacturing
We outsource the manufacturing of our products to our contract manufacturers, original design manufacturers, and other contractors and vendors. All of our products are manufactured in China, Southeast Asia, Brazil, and Mexico. Our contracts do not obligate our partners to supply products to us in any specific quantity or at any specific price. Our manufacturers procure components and assemble our products to demand forecasts we establish based upon historical trends and analysis from our sales, operations, and product management functions. The manufacturers ship our products to our third-party warehouses, from where we ship our products directly to retailers, wholesale distributors, and consumers.
Government Regulation
Our business and our products and platform are subject to numerous U.S. federal, U.S. state, and foreign laws and regulations covering a wide variety of subject matters. These laws and regulations include general business regulations and laws, as well as regulations and laws specific to providers of streaming services and internet-connected devices.
For example, in both the United States and abroad, the regulatory framework for privacy and data security issues is rapidly evolving. U.S. federal and state consumer protection regulators generally exercise oversight of consumer protections, often bringing enforcement actions for unfair acts or deceptive practices related to privacy and security or other consumer protection matters. An increasing number of states have passed, or are considering, legislation to govern consumer privacy or consumer protection online. Likewise, foreign jurisdictions in which we operate impose different, and sometimes more stringent, consumer and privacy protections, compared to the United States. Consumer privacy and consumer protection laws, and regulators’ interpretations of these laws, may become more diverse and restrictive over time, increasing the challenges and costs associated with complying with these laws in all jurisdictions. Governments in both the United States and other jurisdictions also have adopted, or are considering adoption, of laws and regulations intended to protect minors’ privacy and otherwise protect minors from perceived harms online. Privacy and other laws also may limit the ability of advertisers to fully utilize our platform, which could have a negative impact on our business.
In addition, the internet is a vital component of our business and is subject to a variety of laws and regulations in jurisdictions throughout the world. We historically have relied on the openness and accessibility of the internet to conduct our business, and government regulations that impede the preservation of the open internet could harm our business. Regulators in the United States and abroad regularly evaluate policy changes that could affect the openness of the internet.
Our business also is subject to risks generally associated with doing business abroad, such as U.S. and foreign governmental regulation in the countries in which we operate and the countries in which our contract manufacturers, component suppliers, and other business partners are located. For example, the threat, implementation, or modification of new import restrictions in the United States, as well as any retaliatory measures adopted by affected U.S. trade partners, could prove disruptive to the business environment in which we operate.
Finally, our content business is subject to a wide range of government regulations that may vary by jurisdiction. Some nations highly regulate media, including TV streaming. Others have (or may consider) regulations that mandate certain local content quotas or production requirements, for cultural preservation or other reasons. Because our business depends on the creation and production of content, and on the availability of third-party content, delivered over the internet, increased regulation of TV streaming or changes in laws or regulations governing internet transmission of content could adversely affect our business and the attractiveness of our platform. Additionally, these kinds of regulations may make operating in certain jurisdictions more expensive or restrictive.
New laws and regulations, individually or in the aggregate, could increase our cost of doing business, impact our competitive position, or otherwise have an adverse effect on our business. The costs of compliance with these laws and regulations are substantial and are likely to increase in the future. Compliance with existing or future laws and regulations, including, but not limited to, those pertaining to internet and online services, data privacy and security, minors’ safety, consumer protection, global trade, environmental protection, employee health and safety, and taxes, could have an adverse impact on our business in subsequent periods. If we fail to comply with these laws and regulations, we may be subject to significant liabilities and other penalties as well as harm to our reputation. For additional information about government regulation applicable to our business and associated risks, see Item 1A, Risk Factors, in the 2025 Form 10-K.
Intellectual Property
Our success depends in part upon our ability to protect our core technology and intellectual property. To establish and protect our proprietary rights, we rely on a combination of intellectual property rights, including patents, trademarks, copyrights, trade secret laws, license agreements, confidentiality procedures, employee disclosure and invention assignment agreements, and other contractual rights.
As of December 31, 2025, we had approximately 1,800 issued patents and 650 pending applications in the United States and foreign countries. We also license technology from third parties when we believe it will facilitate our product offerings or business. For information about the intellectual property risks applicable to our business, see Item 1A, Risk Factors, in the 2025 Form 10-K.
Competition
The TV streaming industry is highly competitive and, as it continues to evolve, we will continue to face strong competition in every aspect of our business. We compete with much larger companies which have resources and brand recognition that pose significant competitive challenges. In the face of this competition, we believe our success depends on building scale by growing our user base, growing engagement by increasing the hours of content streamed through our platform, and growing the monetization of the activities that viewers engage in through our platform.
Our competitors include:
•companies that offer TV streaming devices that compete with Roku streaming devices and companies that license their operating systems for integration into smart TVs and other streaming products;
•TV brands that offer their own TV streaming solutions within their TVs as well as other devices such as game consoles, DVD players, and set-top boxes that leverage their own operating systems;
•streaming applications that enable users to stream content on phones, tablets, and laptop computers;
•companies that produce and aggregate TV streaming content with the goal of attracting wide audiences;
•companies that offer advertisers the opportunity to reach viewers on other content and advertising mediums, including on other ad-supported streaming services and social media applications;
•companies that offer users other sources for news and entertainment, including broadcast and cable television networks, newspapers and magazines, social networks, and video games;
•companies that offer products that compete with our audio products or our smart home products and services; and
•companies that operate in the same locations as our offices or offer remote work positions that may be better able to attract and retain top talent in engineering, research and development, sales and marketing, operations, and other organizations.
We also compete with other entertainment providers, including other TV streaming companies and content publishers, in seeking high quality content to license for our platform and for talent and programming concepts for original content projects. We also compete with these same publishers in seeking to sell advertising to support the distribution of streaming content. A number of leading content publishers have launched ad-supported subscription tiers and FAST channels, which offer consumers access to content either for free or for a lower subscription fee.
As the TV streaming marketplace continues to develop, we may become subject to additional competition as we introduce or develop new products and services, as our existing products and services evolve, or as other companies introduce competing products and services.
Human Capital Management
We believe our success depends on our culture and our ability to attract and retain our employees. As of December 31, 2025, we employed approximately 3,600 full-time employees located in 15 countries. Only our employees in Brazil are represented by a labor union with respect to their employment. Most of our employees have a hybrid work schedule (consisting of both in-person work and working from home).
We want our employees to be proud to work at Roku. Our entrepreneurial, execution-focused culture emphasizes recruiting talented individuals, encouraging teamwork, and expecting our employees to perform at a high level. We also emphasize integrity, transparency, and honesty in our internal and external conduct of business. All employees are required to comply fully with our Code of Conduct and Business Ethics, which sets forth our values, business culture, and practices.
Across Roku, teams are expected to communicate clearly, in real time. Because our employees are trusted and encouraged to make decisions, our leadership communicates plans, milestones, and strategic context broadly, and our employees are trusted to maintain the confidentiality of such information. Our employees are encouraged to leverage our broad talent base for varied points of view when making decisions. As we grow our business, our goal is to ensure that Roku continues to be a great place to work and thrive.
We are committed to fostering an inclusive workplace to strengthen teamwork, build exceptional products, and deliver the best TV streaming content. We believe our employees should feel valued and empowered to contribute, collaborate, and thrive. Our Inclusion Strategy team partners across Roku to advance inclusion through strategic programs, support our employee resource groups, expand talent communities, and amplify our employer brand story. Beyond the employee experience, as a global TV streaming platform, we seek to delight our consumers through inclusive content, services, and partnerships that enrich the Roku Experience for our audiences everywhere. Our Inclusion Strategy and Roku Media teams elevate storytelling that authentically represents and resonates with audiences from different backgrounds.
Purposeful investments in developing future talent across our industry are made through our Social Impact program. Through collaboration with educational and workforce development organizations, employees share their expertise to offer young people valuable industry insights and hands-on experiences. We also work with industry partners to connect a broad range of talent to real-world opportunities in media and entertainment.
Our Learning and Growth team provides our employees with the training and development needed to support our strategic priorities and growth. Our employee development programs begin with a comprehensive new hire onboarding experience covering our culture, business, and the resources needed to increase our new hires’ speed to productivity. In addition to required trainings, we offer employees a suite of highly encouraged offerings covering topics such as high-performance feedback, career development, change management, and communication skills. Managers are provided with training on expectations for managers and have access to a 1:1 leadership coaching program to support new and newly promoted leaders in managing and leading effectively. In addition, all employees have access to on-demand technical and non-technical skill development through LinkedIn Learning. We intend to continue to review, refresh, purchase, and custom-build additional training materials to support our global employees’ performance and development needs.
Our total compensation program is designed to attract, retain, and reward talented professionals. As a result, we endeavor to pay competitive total compensation that is guided by market rates and tailored to account for the specific needs and responsibilities of a particular position as well as the unique qualifications of the individual employee. In determining each employee’s total compensation opportunity, we consider what that employee would be paid by another employer, what we would have to pay to replace that employee if the employee leaves Roku, and the amount we would pay to retain that employee. Generally, we pay employees total compensation that is comprised of salary and equity awards rather than offering specific benefits or perks that might be valued differently by different employees. We generally do not pay cash bonuses (other than to employees eligible for sales commissions) or have performance-based equity awards because our employees are expected to work at the highest level.
We recognize that our employees are most likely to thrive when they have the resources to meet their needs and the time and support to succeed in their professional and personal lives. In support of this, we offer a variety of benefits and wellness offerings to our employees around the world.
Available Information
Our website address is www.roku.com. We make available, free of charge through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to Sections 13(a) or Section 15(d) of the Exchange Act, as soon as reasonably practicable after they have been electronically filed with, or furnished to, the SEC. Investors and others should note that we announce material financial information to our investors using our investor relations website (roku.com/investor), our blog (roku.com/blog), SEC filings, webcasts, press releases, and conference calls. We use these mediums to communicate with investors and the general public about our company, our products and services, and other issues. It is possible that the information we make available may be deemed to be material information. We therefore encourage investors, the media, and others interested in our company to review the information we post on our investor relations website.
The SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding companies (including Roku) that file electronically with the SEC.
Information contained on or accessible through the websites listed above is not incorporated by reference nor otherwise included in this exhibit, and any references to these websites are intended to be inactive textual references only.

PART II
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included in Item 8 of this exhibit. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, beliefs, and expectations, and involve risks and uncertainties. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this exhibit and in the 2025 Form 10-K, particularly in the sections titled Risk Factors and Note Regarding Forward-Looking Statements.
This section of this exhibit generally discusses fiscal years 2025 and 2024 and year-to-year comparisons between those years, and additionally includes certain recast financial information for fiscal year 2023 and year-to-year comparisons between fiscal years 2024 and 2023. The change in our operating segments had no impact on our previously reported results of operations, financial condition, or cash flows. Prior period information has been recast to conform to the new reportable segment structure. Discussions of fiscal year 2023 and year-to-year comparisons between fiscal years 2024 and 2023 that are not included in this exhibit can be found in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7 of our Annual Report for the fiscal year ended December 31, 2024 filed with the SEC on February 14, 2025.
Overview
Effective in the first quarter of 2026, our reportable segments changed. We now manage and report our operating results through three reportable segments: Advertising, Subscriptions, and Devices. Previously, we reviewed and managed the new Advertising and Subscriptions segments as a combined Platform segment. This change was made to reflect our ongoing evaluation and monitoring of our business, including changes made to both our internal reporting and the information reported to the CODM. Segment financial information has been retrospectively adjusted to reflect these changes.
Advertising revenue is generated from the sale of digital advertising, including direct and programmatic video advertising, ads integrated into our user interface (“UI”), and related services.
Subscriptions revenue is generated from the sale of subscriptions to end users, including the sale of Premium Subscriptions, the sale of owned and operated subscription services, and revenue from content distribution arrangements, which primarily includes subscription revenue shares from content partners and the sale of branded app buttons on remote controls.
“Platform” revenue, cost of revenue, and gross profit reflect the combined revenue, cost of revenue, and gross profit attributable to our Advertising and Subscriptions segments.
Devices revenue is generated from the sale of streaming players, Roku-made TVs, smart home products and services, audio products, and related accessories. We expect to continue to manage the average selling prices of Roku streaming devices in an effort to sell more devices, which we believe will increase our Streaming Households. We expect that this trade off from Devices gross profit or loss to grow Streaming Households should result in increased Platform revenue and Platform gross profit over time.
Business Conditions and Macroeconomic Factors
Our business is subject to risks related to the evolving macroeconomic environment, including the effects of increased volatility in financial markets, higher inflation and interest rates, potential economic slowdown or recession, geopolitical developments, changes in economic or government policies, including the unknown impact of tariffs, changing global regulations, and the overall uncertainty surrounding international trade relations. While we intend to remain vigilant in monitoring the impacts of these circumstances on our business and adapt accordingly, the effects of these macroeconomic factors on our business, results of operations, and financial condition remain largely uncertain. See Item 1A, Risk Factors, and the Note Regarding Forward Looking Statements in the 2025 Form 10-K for additional details.
Key Performance Metrics and Non-GAAP Measures
Since our IPO in 2017, the streaming TV industry has evolved meaningfully, with Americans now spending significantly more TV time streaming than watching traditional TV. Our business has also grown and evolved, and we are now primarily focused on growing Platform revenue and profitability. As a result, and as previously disclosed, starting in the first quarter of 2025, we have updated our Key Performance Metrics (“KPMs”) to better align with these priorities.
The key performance metrics we use to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions are Streaming Hours, Platform revenue, Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), and Free Cash Flow.

Streaming Hours
We believe the number of Streaming Hours on our platform is an effective measure of user engagement and that the growth in the number of hours of content streamed across our platform reflects our success in addressing the growing user demand for TV streaming. We define Streaming Hours as the aggregate amount of time Roku streaming devices stream content on our platform in a given period. Hours streamed from The Roku Channel on non-Roku platforms are not included in this metric. Additionally, smart home products do not contribute to our Streaming Hours.
Additionally, we believe that over time, increasing user engagement on our streaming platform increases our platform monetization because we earn Platform revenue from various forms of user engagement, including advertising, as well as revenue shares from subscriptions and transactional video on-demand. However, our revenue from content partners is not tied to the hours streamed on their streaming apps, and the number of Streaming Hours does not correlate to revenue earned from such content partners or ARPU on a period-by-period basis. Moreover, Streaming Hours on our platform are measured whenever a Roku streaming device is streaming content, whether a viewer is actively watching or not. For example, if a Roku player is connected to a TV, and the viewer turns off the TV, steps away, or falls asleep and does not stop or pause the player, then the particular streaming app may continue to play content for a period of time determined by the streaming app. We believe that this also occurs across a wide variety of non-Roku streaming devices and other set-top boxes.
Since 2020, all of our Roku streaming devices include a Roku TV OS feature that is designed to identify when content has been continuously streaming on an app for an extended period of time without user interaction. This feature, which we refer to as “Are you still watching,” periodically prompts the user to confirm that they are still watching the selected app and closes the app if the user does not respond affirmatively. We believe that the implementation of this feature across the Roku platform benefits us, our customers, content partners, and advertisers. Some of our leading content partners, including Netflix, also have implemented similar features within their apps. This Roku TV OS feature supplements these app features. This feature has not had and is not expected to have a material impact on our financial performance.
We streamed 145.6 billion and 127.1 billion hours during the years ended December 31, 2025 and 2024, respectively, reflecting an increase of 15%.
Platform Revenue
We use Platform revenue as a primary metric to measure the performance of our business because it represents our ability to successfully monetize our platform. Platform revenue includes revenue from both our Advertising and Subscriptions segments and its growth is one of our strategic priorities. Platform revenue was $4.1 billion and $3.5 billion for years ended December 31, 2025 and 2024, respectively.
Adjusted EBITDA (Non-GAAP Measure)
We use Adjusted EBITDA as a primary metric to measure the performance of our business because it represents our ability to successfully manage profitability. Our goal is to grow Adjusted EBITDA over time, driving continued growth in stockholder value.
Adjusted EBITDA is a non-GAAP financial measure. The Adjusted EBITDA reconciliation excludes total other income, net, stock-based compensation expense, depreciation and amortization, restructuring charges, and income tax expense (benefit) from the net income (loss) of the period. We believe Adjusted EBITDA is useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, this non-GAAP financial measure has limitations, and should not be considered in isolation or as a substitute for our GAAP financial information, such as GAAP net income (loss). In addition, Adjusted EBITDA may not be comparable to similarly titled metrics of other companies due to differences in methods of calculation.
The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated (in thousands):

	Years Ended December 31,
	2025	2024	2023
Net income (loss)	$88,361	$(129,386)	$(709,561)
Total other income, net	(99,522)	(98,209)	(92,947)
Stock-based compensation	354,169	384,662	370,130
Depreciation and amortization	68,904	62,714	70,447
Restructuring charges (1)	3,064	30,999	356,094
Income tax expense	5,537	9,428	10,131
Adjusted EBITDA	$420,513	$260,208	$4,294
(1) Restructuring charges for the year ended December 31, 2025 primarily include asset impairment charges of $2.9 million. Restructuring charges for the year ended December 31, 2024 primarily include asset impairment charges of $29.1 million. Restructuring charges for the year ended December 31, 2023 include operating lease right-of-use assets impairment charges of $131.6 million, property and equipment impairment charges of $72.3 million, content asset impairment charges of $65.5 million, employee severance and related charges of $83.2 million, and facilities exit costs of $3.5 million.
Free Cash Flow (Non-GAAP Measure)
We use Free Cash Flow as a primary metric to measure the performance of our business because we believe maximizing Free Cash Flow helps indicate the financial strength of our business, as well as provide an indication of cash generated or (used) by the business. Our goal is to continuously increase Free Cash Flow over time. We define Free Cash Flow as our trailing 12-month (“TTM”) cash flows from operating activities excluding purchases of property and equipment and the effects of exchange rates on cash.
Our Free Cash Flow was $483.6 million and $203.2 million for the TTM periods ended December 31, 2025 and 2024, respectively.
Free Cash Flow is a non-GAAP financial measure. The Free Cash Flow reconciliation excludes purchases of property and equipment and effects of exchange rates on cash from the cash flows from operating activities, in each case where applicable. We believe Free Cash Flow is useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, this non-GAAP financial measure has limitations, and should not be considered in isolation or as a substitute for our GAAP financial information, such as GAAP cash flows from operating activities. For additional information about cash flows from operating activities, see “Liquidity and Capital Resources” below. In addition, Free Cash Flow may not be comparable to similarly titled metrics of other companies due to differences in methods of calculation.
The following table presents a reconciliation of Free Cash Flow to the most directly comparable GAAP financial measure for each of the periods indicated (in thousands):

	Trailing Twelve Months Ended
	December 31, 2025	December 31, 2024
Net cash provided by operating activities	$483,718	$218,045
Less: Purchases of property and equipment	(5,280)	(5,061)
Add/(Less): Effect of exchange rate changes on cash, cash equivalents and restricted cash	5,179	(9,746)
Free cash flow (TTM)	$483,617	$203,238
Components of Results of Operations
Revenue
Advertising Revenue
We generate Advertising revenue from the sale of digital advertising, including direct and programmatic video advertising, ads integrated into our UI, and related services. Our ad inventory primarily includes video ad inventory from

AVOD content in The Roku Channel, native ads throughout the Roku Experience, as well as ad inventory we obtain as consideration from our streaming services distribution agreements with our content partners.
Subscriptions Revenue
We generate Subscriptions revenue primarily from the sale of subscriptions to end users, including the sale of Premium Subscriptions, the sale of owned and operated subscription services, and revenue from content distribution arrangements, which primarily includes subscription revenue shares from content partners and the sale of branded app buttons on remote controls.
The aggregate of both our Advertising and Subscriptions revenue is collectively referred to as our Platform revenue and represents our ability to monetize our platform. To date, we have generated most of our Platform revenue in the United States.
Devices Revenue
We generate Devices revenue from the sale of streaming players, Roku-made TVs, smart home products and services, audio products, and related accessories. We generate most of our Devices revenue in the United States. In our international markets, we primarily sell our devices through wholesale distributors which, in turn, sell to retailers.
Cost of Revenue
Cost of Revenue, Advertising
Cost of revenue, advertising primarily consists of costs associated with acquiring advertising inventory, content amortization costs for both licensed and produced content, and costs associated with the delivery of our services that primarily include costs of third-party cloud services.
Cost of Revenue, Subscriptions
Cost of revenue, subscriptions primarily consists of costs for licensed Premium Subscriptions, revenue share payments on licensed content, and payment processing fees.
The aggregate of both our Advertising and Subscriptions cost of revenue is collectively referred to as our Cost of revenue, platform and represents the cost to monetize our platform.
Cost of Revenue, Devices
Cost of revenue, devices is comprised mostly of manufacturing costs payable to third-party manufacturers for devices we sell which include streaming players, Roku-made TVs, audio products and smart home products. Cost of revenue, devices also includes technology licenses or royalty fees on devices we sell, inbound and outbound freight, duty and logistics costs, third-party packaging, inventory provisions, and allocated overhead costs related to facilities, third-party cloud services, and salaries, benefits, and stock-based compensation for operations personnel.
Operating and Other Expenses
Research and Development
Research and development expenses consist primarily of salaries, benefits, and stock-based compensation for our development teams as well as outsourced development expenses. In addition, research and development expenses include allocated facilities and overhead expenses.
Sales and Marketing
Sales and marketing expenses consist primarily of salaries, benefits, commissions, and stock-based compensation for our employees engaged in sales and sales support, marketing, communications, data science and analytics, business development, product management, and partner support functions. Sales and marketing expenses also include marketing, retail and merchandising expenses, consulting and outside services, and allocated facilities and overhead expenses.
General and Administrative
General and administrative expenses consist primarily of salaries, benefits, and stock-based compensation for our finance, legal, information technology, human resources, and other administrative personnel. General and administrative expenses also include outside legal, accounting, and other professional service fees as well as allocated facilities and overhead expenses.
Other Income, Net
Other income, net primarily consists of interest income on cash and cash equivalents and short-term investments, foreign currency remeasurement, transaction gains and losses, and net change in the fair value of our strategic investments.

Income Tax Expense
Our income tax expense consists primarily of income tax expense in certain foreign jurisdictions where we conduct business and income tax expense (benefit) in the United States. We have a full valuation allowance against net deferred tax assets in the United States as of December 31, 2025. Given our current and anticipated future earnings, we believe that there is a reasonable possibility that the valuation allowance against these net deferred tax assets may be reversed within the next twelve to eighteen months.
Results of Operations
The following table sets forth selected consolidated statements of operations data as a percentage of total revenue for each of the periods indicated.

	Years Ended December 31,
	2025	2024	2023
Net revenue:
Platform:
Advertising	49%	50%	51%
Subscriptions	38%	36%	35%
Total Platform	87%	86%	86%
Devices	13%	14%	14%
Total net revenue	100%	100%	100%
Cost of revenue:
Platform:
Advertising	21%	21%	23%
Subscriptions	21%	19%	18%
Total Platform	42%	40%	41%
Devices	14%	16%	15%
Total cost of revenue	56%	56%	56%
Gross profit (loss):
Platform:
Advertising	28%	29%	28%
Subscriptions	18%	17%	17%
Total Platform	46%	46%	45%
Devices	(2)%	(2)%	(1)%
Total gross profit	44%	44%	44%
Operating expenses:
Research and development	15%	18%	25%
Sales and marketing	20%	23%	30%
General and administrative	9%	8%	12%
Total operating expenses	44%	49%	67%
Loss from operations	—%	(5)%	(23)%
Other income, net:
Interest expense	—%	—%	—%
Other income, net	2%	2%	3%
Total other income, net	2%	2%	3%
Income (loss) before income taxes	2%	(3)%	(20)%
Income tax expense	—%	—%	—%
Net income (loss)	2%	(3)%	(20)%

Comparison of Years Ended December 31, 2025, 2024 and 2023
Net Revenue

	Years Ended December 31,			2025 vs 2024		2024 vs 2023
	2025	2024	2023	Change $	Change %	Change $	Change %
(in thousands, except percentages)
Platform:
Advertising	$2,327,796	$2,065,255	$1,792,991	$262,541	13%	$272,264	15%
Subscriptions	1,817,090	1,457,521	1,201,114	359,569	25%	256,407	21%
Total Platform	4,144,886	3,522,776	2,994,105	622,110	18%	528,671	18%
Devices	592,365	590,122	490,514	2,243	—%	99,608	20%
Total net revenue	$4,737,251	$4,112,898	$3,484,619	$624,353	15%	$628,279	18%
Advertising
Advertising revenue increased by $262.5 million, or 13%, during the year ended December 31, 2025 as compared to the year ended December 31, 2024, primarily due to an increase in video ad impressions delivered. Video impressions increased by 68%, driven by higher user engagement and growth in streaming hours on our platform. This increase was partially offset by a decrease in the average price per impression of 28%, which was driven by changes in product and country mix.
Advertising revenue increased by $272.3 million, or 15%, during the year ended December 31, 2024 as compared to the year ended December 31, 2023, primarily due to an increase in video ad impressions delivered. Video impressions increased by 52%, driven by higher user engagement and growth in streaming hours on our platform. This increase was partially offset by a decrease in the average price per impression of 18%, which was driven by changes in product and country mix.
Subscriptions
Subscriptions revenue increased by $359.6 million, or 25%, during the year ended December 31, 2025 as compared to the year ended December 31, 2024, primarily due to a 10% increase in the number of subscriptions and a 20% increase in the average price per subscription. These increases were driven in part by the expansion of our owned and operated subscription services, including the acquisition of Frndly TV in May 2025 and the launch of Howdy in August 2025.
Subscriptions revenue increased by $256.4 million, or 21%, during the year ended December 31, 2024 as compared to the year ended December 31, 2023, primarily due to a 9% increase in the number of subscriptions and a 12% increase in the average price per subscription.
Devices
Devices revenue remained relatively flat during the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase in revenue is due to higher sales of Roku-made TVs, partially offset by lower sales of streaming players. During the year ended December 31, 2025, the average selling price of all devices shipped increased by 6% and the volume of all devices shipped decreased by 3% as compared to the year ended December 31, 2024. The increase in average selling price is due to increased sales of Roku-made TVs, which generally sell at higher prices compared to streaming players. The decrease in the volume of devices shipped was mainly due to lower sales of streaming players.
Devices revenue increased by $99.6 million, or 20%, during the year ended December 31, 2024 as compared to the year ended December 31, 2023. The increase was primarily due to higher revenue from Roku-made TVs. This was partially offset by lower revenue from streaming players, audio, and smart home products. During the year ended December 31, 2024, the average selling price of all devices shipped increased by 18% and the volume of all devices shipped increased by 5% as compared to the year ended December 31, 2023. The increase in average selling price is due to increased sales of Roku-made TVs, which generally sell at higher prices compared to streaming players. The increase in the volume of devices shipped was mainly due to higher sales of Roku-made TVs.

Cost of Revenue and Gross Profit (Loss)

	Years Ended December 31,			2025 vs 2024		2024 vs 2023
	2025	2024	2023	Change $	Change %	Change $	Change %
(in thousands, except percentages)
Cost of revenue:
Platform:
Advertising	$982,003	$868,675	$809,785	$113,328	13%	$58,890	7%
Subscriptions	1,006,439	768,141	617,761	238,298	31%	150,380	24%
Total Platform	1,988,442	1,636,816	1,427,546	351,626	21%	209,270	15%
Devices	674,385	670,437	534,458	3,948	1%	135,979	25%
Total cost of revenue	$2,662,827	$2,307,253	$1,962,004	$355,574	15%	$345,249	18%
Gross profit (loss):
Platform:
Advertising	$1,345,793	$1,196,580	$983,206	$149,213	12%	$213,374	22%
Subscriptions	810,651	689,380	583,353	121,271	18%	106,027	18%
Total Platform	2,156,444	1,885,960	1,566,559	270,484	14%	319,401	20%
Devices	(82,020)	(80,315)	(43,944)	(1,705)	2%	(36,371)	83%
Total gross profit	$2,074,424	$1,805,645	$1,522,615	$268,779	15%	$283,030	19%
Advertising
Cost of revenue, advertising increased by $113.3 million, or 13%, during the year ended December 31, 2025 as compared to the year ended December 31, 2024, driven by a $102.6 million increase in the costs of acquiring and delivering licensed content for TRC due to an increase in user engagement and video ad impressions delivered.
Cost of revenue, advertising increased by $58.9 million, or 7%, during the year ended December 31, 2024 as compared to the year ended December 31, 2023, driven by a $113.2 million increase in the costs of acquiring and delivering licensed content for TRC due to an increase in user engagement and video ad impressions delivered, partially offset by a $65.5 million impairment charge taken in 2023 for content assets removed from The Roku Channel as part of the Company’s restructuring efforts which did not reoccur in 2024.

Subscriptions
Cost of revenue, subscriptions increased by $238.3 million, or 31%, during the year ended December 31, 2025 as compared to the year ended December 31, 2024, driven by higher licensing and content costs and growth in streaming hours. The increase in licensing and content costs include amounts related to Frndly TV, acquired in May 2025 and Howdy, launched in August 2025.
Cost of revenue, subscriptions increased by $150.4 million, or 24%, during the year ended December 31, 2024 as compared to the year ended December 31, 2023 driven by higher licensing and content costs and growth in streaming hours.

Devices
Cost of revenue, devices increased by $3.9 million, or 1%, during the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was primarily driven by higher manufacturing costs of $17.8 million, and higher freight costs of $9.5 million. These increases were partially offset by lower inventory reserves of $15.4 million and lower royalty costs of $3.8 million.
Cost of revenue, devices increased by $136.0 million, or 25%, during the year ended December 31, 2024 as compared to the year ended December 31, 2023 resulting from higher manufacturing costs of $115.0 million, higher cost of manufacturing Roku-made TVs, and higher freight costs of $31.8 million.

Operating Expenses

	Years Ended December 31,
	2025	2024	Change $	Change %
(in thousands, except percentages)
Research and development	$729,477	$720,145	$9,332	1%
Sales and marketing	964,355	932,712	31,643	3%
General and administrative	386,216	370,955	15,261	4%
Total operating expenses	$2,080,048	$2,023,812	$56,236	3%
Research and development
Research and development expenses increased by $9.3 million, or 1%, during the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was primarily driven by higher cloud hosting and consulting expenses of $22.6 million offset by lower personnel-related expenses of $12.4 million and lower facilities and IT expenses of $3.3 million.
Sales and marketing
Sales and marketing expenses increased by $31.6 million, or 3%, during the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was primarily driven by higher advertising expenses of $37.3 million, higher amortization expense of $11.6 million, and higher consulting expenses of $3.4 million. These increases were partially offset by lower personnel-related expenses of $23.3 million.
General and administrative
General and administrative expenses increased by $15.3 million, or 4%, during the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was primarily driven by higher legal and consulting expenses of $26.7 million. The increase was partially offset by lower facilities expense of $5.3 million, lower restructuring charges of $4.5 million, and lower personnel-related expenses of $1.0 million.
Other Income, Net

	Years Ended December 31,
	2025	2024	Change $	Change %
(in thousands, except percentages)
Interest expense	$(1,906)	$(411)	$(1,495)	364%
Other income, net	101,428	98,620	2,808	3%
Total other income, net	$99,522	$98,209	$1,313	1%
Total other income, net, increased by $1.3 million, or 1%, during the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was primarily driven by lower foreign currency remeasurement losses of $5.3 million and higher fair value remeasurement gains on our strategic investment in convertible promissory notes of $1.5 million. The increase was partially offset by lower interest income on our cash, cash equivalents, and short- term investments of $3.5 million and higher interest expense related to our credit agreement of $1.5 million.
Income Tax Expense

	Years Ended December 31,
	2025	2024	Change $	Change %
(in thousands, except percentages)
Income tax expense	$5,537	$9,428	$(3,891)	(41)%
Income tax expense decreased by $3.9 million, or 41%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024. The decrease is due to a reduction in U.S. federal and certain state taxes due to the 2025 enactment of the One Big Beautiful Bill Act and a tax benefit related to our acquisition of Frndly TV, partially offset by a one-time release of valuation allowance on certain foreign deferred tax assets in 2024.
Liquidity and Capital Resources
As of December 31, 2025, we had cash and cash equivalents of $1,587.1 million and short-term investments of $730.2 million. Approximately 9% of our cash was held outside the United States in accounts held by our foreign subsidiaries, which are used to fund foreign operations, and all short-term investments were held in the United States.

Our primary sources of cash are receipts from Advertising, Subscriptions and Devices revenue. The primary uses of cash are costs of revenue including costs to acquire advertising inventory, costs to license and produce content, third-party manufacturing costs for our products, as well as operating expenses such as personnel-related expenses, consulting and professional service expenses, facility expenses, and marketing expenses. Other uses of cash include purchases of property and equipment, mergers and acquisitions, and share repurchases.
We have pursued merger and acquisition activities, such as the acquisition of Frndly TV, and we may pursue additional merger and acquisition activities in the future, including the acquisition of rights to programming and content assets. Though we do not expect to incur expenses for facilities and building related costs at the same level as we have in the last few fiscal years, we will continue to incur expenses on the maintenance of our facilities and purchases of computer systems, and other property and equipment, in order to support future growth in our business. These activities may materially impact our liquidity and capital resources.
We believe our existing cash and cash equivalents balance, and our undrawn available balance under our Credit Agreement (as discussed below), will be sufficient to meet our working capital, capital expenditures, and material cash requirements from known contractual obligations for the next twelve months and beyond. Our future capital requirements, the adequacy of available funds, and cash flows from operations could be affected by various risks, uncertainties, including, but not limited to, those detailed in Item 1A, Risk Factors in the 2025 Form 10-K and the effects of the current macroeconomic environment. While the current macroeconomic environment has not severely impacted our liquidity and capital resources to date, it has contributed to disruption and volatility in local economies and in capital and credit markets, which could adversely affect our liquidity and capital resources in the future.
We may attempt to raise additional capital through the sale of equity securities or other financing arrangements. If we raise additional funds by issuing equity, the ownership of our existing stockholders will be diluted. If we raise additional financing by the incurrence of indebtedness, we may be subject to fixed payment obligations and also to restrictive covenants. Additionally, we may be unable to obtain debt or equity financing on terms that are acceptable to us.
Credit Agreement
On September 16, 2024, we entered into a Credit Agreement, by and among the Company, as borrower, certain of our subsidiaries, as guarantors, the lenders and issuing banks party thereto, and with Citibank N.A., as administrative agent (the “Credit Agreement”), which provides for (i) a five-year revolving credit facility in an aggregate principal amount of up to $300.0 million, and (ii) an uncommitted increase option of up to an additional $300.0 million exercisable upon the satisfaction of certain customary conditions. The Credit Agreement provides for a $100.0 million sub-facility for the issuance of letters of credit, and certain existing letters of credit were deemed outstanding under this facility. The Credit Agreement will mature on September 16, 2029. Proceeds from the Credit Agreement may be used for general corporate purposes, including to finance working capital requirements.
Our obligations under the Credit Agreement are secured by substantially all the assets of the Company and our subsidiaries that are guarantors under the Credit Agreement. We may prepay, and in certain circumstances, would be required to prepay, loans under the Credit Agreement without payment of a premium. The Credit Agreement also contains customary representations and warranties, customary affirmative and negative covenants, financial covenants requiring the maintenance of a minimum interest coverage ratio and a maximum total net leverage ratio, as well as customary events of default, the occurrence of which could result in amounts borrowed under the Credit Agreement becoming due and payable and remaining commitments terminated prior to its scheduled September 16, 2029 termination date.
We had outstanding letters of credit secured by the Credit Agreement of $39.5 million as of December 31, 2025. As of December 31, 2025, we had not borrowed against the Credit Agreement, and we were in compliance with all of the covenants of the Credit Agreement. See Note 11 to our Consolidated Financial Statements in Part II, Item 8 of this exhibit for additional details.
Share Repurchases
During the year ended December 31, 2025, we repurchased 1.5 million shares of our Class A common stock through our stock repurchase program. All share repurchases were made using cash resources. As of December 31, 2025, $250.0 million remained of our $400 million stock repurchase program. See Note 12 to our Consolidated Financial Statements in Part II, Item 8 of this exhibit for additional details.

Cash Flows
The following table summarizes our cash flows for the periods presented (in thousands):

	Years Ended December 31,
	2025	2024
Consolidated Statements of Cash Flows Data:
Cash flows provided by operating activities	$483,718	$218,045
Cash flows used in investing activities	$(782,370)	$(25,061)
Cash flows used in financing activities	$(280,098)	$(89,203)
Cash Flows from Operating Activities
Cash provided by operating activities increased in 2025 compared to 2024 primarily due to net income of $88.4 million in the current year, compared to a net loss of $129.4 million in the prior year, partially offset by lower non-cash adjustments to cash flows due mainly to lower impairment and stock-based compensation in the current year as compared to prior year.
Cash Flows from Investing Activities
Net cash used in investing activities increased during 2025 compared to 2024 due primarily to purchases of short-term investments of $725.0 million and our acquisition of Frndly TV for $95.1 million, partially offset by repayments of $50.0 million received from our strategic investment in convertible promissory notes, which were fully repaid in 2025.
Cash Flows from Financing Activities
Net cash used in financing activities increased during 2025 compared to 2024 primarily due to tax payments of $164.9 million to net settle equity awards vested during the period and $150.0 million in repurchases of our common stock, partially offset by proceeds from the exercise of employee stock options of $34.7 million.
Material Cash Requirements from Known Contractual Obligations
For a description of our purchase obligations and operating lease obligations, refer to Note 13 and Note 10 to our Consolidated Financial Statements in Part II, Item 8 of this exhibit, respectively.
In addition, we have $5.2 million of uncertain tax positions as of December 31, 2025. We adjust these positions when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. We are unable to accurately predict when these amounts will be realized or released. Although we believe we have adequately provided for our uncertain tax positions, no assurance can be given that the final tax outcome of these matters will not be materially different.
Critical Accounting Estimates
Our financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. These estimates and assumptions are based on historical experience, current trends and other factors that we believe to be reasonable at the time our consolidated financial statements are prepared. We evaluate our estimates and assumptions on an ongoing basis. Our actual results could differ from these estimates.
The critical accounting policies requiring estimates, assumptions, and judgments that we believe have the most significant impact on our financial statements are described below.
Revenue Recognition
Our contracts with customers often include promises to transfer multiple products and services to a customer. Judgment may be required in determining whether products contain multiple distinct performance obligations and whether each should be accounted for separately or as one combined performance obligation.
For arrangements with multiple performance obligations, we allocate revenue to each distinct performance obligation based on its relative stand-alone selling price. Our process for determining the stand-alone selling price requires judgment. For performance obligations routinely sold separately, we consider multiple factors that may vary over time depending upon the unique facts and circumstances related to each performance obligation. We determine the stand-alone selling price based on prices charged to customers for individual products, taking into consideration other factors, which may include (i) historical and expected discounting practices, (ii) the size, and volume of transactions, (iii) the geographic areas in which our products are sold, and (iv) our overall go-to-market strategy. For those performance obligations that are not routinely sold separately, we determine the stand-alone selling price using information that may include market conditions and other observable inputs.

When arrangements have variable consideration, we utilize the expected value method to estimate the amount expected to be received. The amount of variable consideration that is included in the transaction price is constrained to the extent that it is probable a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. The estimate of the variable consideration is based on the assessment of historical, current, and forecasted performance noted and expected from the performance obligation.
The transaction price in some of our arrangements include non-cash consideration. We determine the fair value of non-cash consideration at contract inception by using historical internal and current observable third-party data.
For the sale of third-party goods and services, we evaluate whether we are the principal, and report revenue on a gross basis, or an agent, and report revenue on a net basis. In this assessment, we consider if we obtain control of the specified goods or services before they are transferred to the customer, as well as other indicators such as the party primarily responsible for fulfillment, inventory risk, and discretion in establishing price.
Our Devices revenue includes allowances for returns and sales incentives in the estimated transaction price.
Impairment of Long-Lived Assets
We review long-lived assets, including property and equipment, right-of-use assets, and intangible assets with finite lives whenever events or changes in circumstances indicate the carrying amount of the asset or asset group to which it relates may not be recoverable. If such facts and circumstances indicate an asset or asset group’s carrying amount may not be recoverable, we assess its recoverability by comparing the projected undiscounted net cash flows directly associated with the use and eventual disposition of the asset or asset group against their respective carrying amounts. If the asset or asset group is not recoverable, an impairment loss is recognized based on the excess of the carrying amount over the fair value of the asset or asset group.
During the year ended December 31, 2025, we recognized an impairment charge of $2.9 million for operating lease right-of-use assets. During the year ended December 31, 2024, we recognized an impairment charge of $22.6 million for operating lease right-of-use assets and an impairment charge of $7.0 million for property and equipment related to a decision to cease the use of certain office facilities and related property and equipment. During the year ended December 31, 2023, we recognized an impairment charge of $131.6 million for operating lease right-of-use assets and an impairment charge of $72.3 million for property and equipment related to a decision to sub-lease and cease the use of certain office facilities and related property and equipment. See Note 18 to our Consolidated Financial Statements in Part II, Item 8 of this exhibit.
Significant judgments and estimates included in the determination of the fair value of the assets were identification of events or changes in circumstances necessitating an impairment assessment, the expected downtime prior to the commencement of future subleases, projected sublease income over the remaining lease periods, and discount rates that reflect the level of risk associated with the expected future cash flows.
Allowances for Sales Returns and Sales Incentives
Our accounts receivable are stated at invoice value less estimated allowances that include allowance for sales returns and sales incentives. We perform an ongoing analysis of various factors including our historical experience, promotional programs, claims to date, and other business factors to determine the allowances for sales returns and sales incentives. The actual results could differ from our estimates.
Provision for Income Taxes
We are subject to income taxes in the U.S. and foreign jurisdictions. We account for income taxes using the asset and liability method. Under this method, income tax expense is recognized for the amount of taxes payable or refundable for the current year. In addition, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities using the enacted tax rates. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance when it is more likely than not they will not be realized. In determining the need for a valuation allowance, we assess all available positive and negative evidence, including cumulative historic losses and forecasted earnings.
We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. We have established reserves to address potential exposures related to tax positions that could be challenged by tax authorities. While we believe we have adequately reserved for our uncertain tax positions, including interest and penalties, we provide no assurance that the final tax outcome of these matters will not be materially different.
We make assumptions, judgments and estimates while taking into account current tax laws to determine the current income tax provision (benefit), deferred tax asset and liabilities, and valuation allowance recorded against a deferred tax asset. Changes in tax law, their interpretation, and resolution of tax audits could significantly impact the income taxes provided in our consolidated financial statements. Assumptions, judgments and estimates relative to the amount of deferred income taxes take into account future taxable income. Any of the assumptions, judgments and estimates mentioned above could cause the actual income tax obligations to differ from our estimates.

Business Combinations
We recognize, separately from goodwill, identifiable assets and liabilities acquired in a business combination at fair value on the date of acquisition. We use our best estimates and assumptions to determine the fair value of contingent consideration, and tangible and identifiable intangible assets acquired and liabilities assumed at the acquisition date. Critical estimates in valuing contingent consideration include the probability of achieving certain performance metrics and milestones, and the discount rate. Critical estimates in valuing intangible assets include, but are not limited to, the amount and timing of projected cash flows, customer attrition rates, royalty rates, and discount rates. We estimate the useful lives of intangible assets based on the expected period over which we anticipate generating economic benefit from the asset. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates, or actual results.
Recent Accounting Pronouncements
The recent accounting pronouncements are discussed and included in Note 2 to our Consolidated Financial Statements in Part II, Item 8 of this exhibit. They are incorporated herein by reference.

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Roku, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Roku, Inc. and subsidiaries (the "Company") as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2025, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 13, 2026 (not presented herein), expressed an unqualified opinion on the Company's internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Revenue Recognition - Identification of Performance Obligations – Refer to Note 2 to the financial statements
Critical Audit Matter Description
The Company generates Platform revenue from both their Advertising and Subscriptions segments. The Company generates Advertising revenue from the sale of digital advertising, including direct and programmatic video advertising, ads integrated into their UI, and related services. They generate Subscriptions revenue primarily from the sale of subscriptions to end users, including the sale of Premium Subscriptions, the sale of owned and operated subscription services, and the revenue from the content distribution arrangements, which primarily includes subscription revenue shares from content partners and the sale of branded app buttons on remote controls. Certain Platform revenue contracts include various products or services that can include both Advertising and Subscriptions, which are generally capable of being distinct and are accounted for as separate performance obligations. Judgment may be required in determining the performance obligations in such contracts as it impacts the pattern of revenue recognition.
Given the significant judgment required by management in determining the performance obligations in certain Platform revenue contracts, our associated audit procedures required a high degree of auditor judgment and an increased extent of effort.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the management's determination of the performance obligations within certain Platform revenue contracts included the following, among others:

•We evaluated management’s significant accounting policies related to revenue recognition for compliance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers.
•We tested the effectiveness of internal controls over Platform revenue contracts, including the review of contract terms and the determination of performance obligations.
•Assessed management’s evaluation of the impact of performance obligations on the pattern of revenue recognition.
•We selected a sample of certain Platform revenue contracts, obtained and read the related contracts, and evaluated whether management properly determined the performance obligations and the pattern of revenue recognition.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 13, 2026, (June 18, 2026, as to the change in the composition of reportable segments as discussed in Notes 1 and 17).
We have served as the Company's auditor since 2008.

ROKU, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value data)

	As of December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$1,587,068	$2,160,236
Short-term investments	730,213	—
Accounts receivable, net of allowances of $80,448 and $72,657 as of December 31, 2025 and 2024, respectively	879,871	812,510
Inventories	114,642	158,271
Prepaid expenses and other current assets	89,716	103,146
Total current assets	3,401,510	3,234,163
Property and equipment, net	173,577	213,690
Operating lease right-of-use assets	260,341	304,505
Content assets, net	167,908	237,321
Intangible assets, net	50,207	27,501
Goodwill	309,406	161,519
Other non-current assets	70,534	125,234
Total Assets	$4,433,483	$4,303,933
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$158,640	$273,985
Accrued liabilities	957,983	852,799
Deferred revenue, current portion	120,912	105,718
Total current liabilities	1,237,535	1,232,502
Deferred revenue, non-current portion	28,848	25,050
Operating lease liability, non-current portion	435,899	512,706
Other long-term liabilities	73,256	40,938
Total Liabilities	1,775,538	1,811,196
Commitments and contingencies (Note 13)
Stockholders’ Equity:
Common stock, $0.0001 par value; 1,150,000 (Class A - 1,000,000 and Class B - 150,000) shares authorized as of December 31, 2025 and 2024; 147,850 (Class A - 131,067 and Class B - 16,783) shares and 145,910 (Class A - 128,681 and Class B - 17,229) shares issued and outstanding as of December 31, 2025 and 2024, respectively	15	15
Additional paid-in capital	4,145,485	3,921,432
Accumulated other comprehensive income (loss)	1,039	(1,737)
Accumulated deficit	(1,488,594)	(1,426,973)
Total stockholders’ equity	2,657,945	2,492,737
Total Liabilities and Stockholders’ Equity	$4,433,483	$4,303,933
See accompanying Notes to Consolidated Financial Statements

ROKU, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years Ended December 31,
	2025	2024	2023
Net revenue:
Platform:
Advertising	$2,327,796	$2,065,255	$1,792,991
Subscriptions	1,817,090	1,457,521	1,201,114
Total Platform	4,144,886	3,522,776	2,994,105
Devices	592,365	590,122	490,514
Total net revenue	4,737,251	4,112,898	3,484,619
Cost of revenue:
Platform:
Advertising	982,003	868,675	809,785
Subscriptions	1,006,439	768,141	617,761
Total Platform	1,988,442	1,636,816	1,427,546
Devices	674,385	670,437	534,458
Total cost of revenue	2,662,827	2,307,253	1,962,004
Gross profit (loss):
Platform:
Advertising	1,345,793	1,196,580	983,206
Subscriptions	810,651	689,380	583,353
Total Platform	2,156,444	1,885,960	1,566,559
Devices	(82,020)	(80,315)	(43,944)
Total gross profit	2,074,424	1,805,645	1,522,615
Operating expenses:
Research and development	729,477	720,145	878,474
Sales and marketing	964,355	932,712	1,033,359
General and administrative	386,216	370,955	403,159
Total operating expenses	2,080,048	2,023,812	2,314,992
Loss from operations	(5,624)	(218,167)	(792,377)
Other income, net:
Interest expense	(1,906)	(411)	(730)
Other income, net	101,428	98,620	93,677
Total other income, net	99,522	98,209	92,947
Income (loss) before income taxes	93,898	(119,958)	(699,430)
Income tax expense	5,537	9,428	10,131
Net income (loss)	$88,361	$(129,386)	$(709,561)

Net income (loss) per share — basic	$0.60	$(0.89)	$(5.01)
Net income (loss) per share — diluted	$0.59	$(0.89)	$(5.01)

Weighted-average common shares outstanding — basic	147,154	144,630	141,572
Weighted-average common shares outstanding — diluted	150,912	144,630	141,572
See accompanying Notes to Consolidated Financial Statements

ROKU, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Years Ended December 31,
	2025	2024	2023
Net income (loss)	$88,361	$(129,386)	$(709,561)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	2,776	(1,896)	451
Comprehensive income (loss)	$91,137	$(131,282)	$(709,110)
See accompanying Notes to Consolidated Financial Statements

ROKU, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
Balance-December 31, 2022	140,027	$14	$3,234,860	$(292)	$(588,026)	$2,646,556
Issuance of common stock pursuant to equity incentive plans	3,475	—	18,757	—	—	18,757
Stock-based compensation expense	—	—	370,130	—	—	370,130
Foreign currency translation adjustment	—	—	—	451	—	451
Net loss	—	—	—	—	(709,561)	(709,561)
Balance-December 31, 2023	143,502	14	3,623,747	159	(1,297,587)	2,326,333
Issuance of common stock pursuant to equity incentive plans	3,906	1	9,379	—	—	9,380
Stock-based compensation expense	—	—	384,662	—	—	384,662
Shares withheld for taxes related to net share settlement of equity awards	(1,498)	—	(96,356)	—	—	(96,356)
Foreign currency translation adjustment	—	—	—	(1,896)	—	(1,896)
Net loss	—	—	—	—	(129,386)	(129,386)
Balance-December 31, 2024	145,910	15	3,921,432	(1,737)	(1,426,973)	2,492,737
Issuance of common stock pursuant to equity incentive plans	5,383	—	34,734	—	—	34,734
Stock-based compensation expense	—	—	354,169	—	—	354,169
Shares withheld for taxes related to net share settlement of equity awards	(1,900)	—	(164,850)	—	—	(164,850)
Repurchases and retirement of common stock	(1,543)	—	—	—	(149,982)	(149,982)
Foreign currency translation adjustment	—	—	—	2,776	—	2,776
Net income	—	—	—	—	88,361	88,361
Balance-December 31, 2025	147,850	$15	$4,145,485	$1,039	$(1,488,594)	$2,657,945
See accompanying Notes to Consolidated Financial Statements

ROKU, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2025	2024	2023
Cash flows from operating activities:
Net income (loss)	$88,361	$(129,386)	$(709,561)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	68,904	62,714	70,447
Stock-based compensation expense	354,169	384,662	370,130
Amortization of right-of-use assets	48,465	47,371	57,579
Amortization and write-off of content assets	223,230	229,340	207,852
Foreign currency remeasurement losses	1,117	6,447	1,457
Change in fair value of strategic investment in convertible promissory notes	(2,940)	(1,409)	(4,348)
Change in fair value of contingent consideration	2,301	—	—
Impairment of assets	2,870	29,118	269,402
Provision for credit losses	2,439	790	1,674
Other items, net	1,493	(2,845)	(1,510)
Changes in operating assets and liabilities:
Accounts receivable	(63,464)	1,893	(56,937)
Inventories	43,629	(66,142)	14,725
Prepaid expenses and other current assets	2,249	(11,299)	15,058
Content assets and liabilities, net	(184,457)	(193,046)	(267,155)
Other non-current assets	7,990	(11,769)	(592)
Accounts payable	(122,503)	(110,678)	248,175
Accrued liabilities	87,621	38,385	57,714
Operating lease liabilities	(80,493)	(63,835)	(27,786)
Other long-term liabilities	7,724	3,695	(1,309)
Deferred revenue	(4,987)	4,039	10,841
Net cash provided by operating activities	483,718	218,045	255,856
Cash flows from investing activities:
Purchases of property and equipment	(5,280)	(5,061)	(82,619)
Purchase of business, net of cash acquired	(95,090)	—	—
Purchases of strategic investments	(7,000)	(20,000)	(10,000)
Purchases of short-term investments	(725,000)	—	—
Repayments of convertible promissory notes	50,000	—	—
Net cash used in investing activities	(782,370)	(25,061)	(92,619)
Cash flows from financing activities:
Repayments of borrowings	—	—	(80,000)
Issuance costs related to credit agreement	—	(2,227)	—
Proceeds from equity issued under incentive plans	34,734	9,380	18,757
Taxes paid related to net share settlement of equity awards	(164,850)	(96,356)	—
Repurchases of common stock	(149,982)	—	—
Net cash used in financing activities	(280,098)	(89,203)	(61,243)
Net (decrease) increase in cash, cash equivalents and restricted cash	(578,750)	103,781	101,994
Effect of exchange rate changes on cash, cash equivalents and restricted cash	5,179	(9,746)	2,654
Cash, cash equivalents and restricted cash — beginning of period	2,160,639	2,066,604	1,961,956
Cash, cash equivalents and restricted cash — end of period	$1,587,068	$2,160,639	$2,066,604
See accompanying Notes to Consolidated Financial Statements

ROKU, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
(in thousands)

	Years Ended December 31,
	2025	2024	2023
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	$1,587,068	$2,160,236	$2,025,891
Restricted cash, current	—	403	40,713
Cash, cash equivalents and restricted cash — end of period	$1,587,068	$2,160,639	$2,066,604
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,055	$460	$915
Income taxes paid (net of refunds)[1]:
Federal	$1,831
State and local	5,726
Foreign	6,133
Total	$13,690
Cash paid during the period for income taxes (prior to ASU 2023-09)		$19,406	$6,632
Supplemental disclosures of non-cash investing and financing activities:
Non-cash contingent consideration for business combination	$65,815	$—	$—
Unpaid portion of property and equipment purchases	$830	$122	$429
1 Individual jurisdictions equaling 5% or more of total income taxes paid (net of refunds) for the year ended December 31, 2025 include federal at $1.8 million, New Jersey at $1.8 million, India at $1.7 million, United Kingdom at $1.1 million, Taiwan at $0.8 million, and Illinois at $0.7 million.
See accompanying Notes to Consolidated Financial Statements

ROKU, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. THE COMPANY
Organization and Description of Business
Roku, Inc. (the “Company” or “Roku”), was formed in October 2002 as Roku LLC under the laws of the State of Delaware. On February 1, 2008, Roku LLC was converted into Roku, Inc., a Delaware corporation.
Effective in the first quarter of 2026, the Company’s reportable segments changed. The Company now manages and reports its operating results through three reportable segments defined by: Advertising, Subscriptions, and Devices. Previously, the Company reviewed and managed the Advertising and Subscriptions segments as a combined Platform segment. This change was made to reflect the Company’s ongoing evaluation and monitoring of its business, including changes made to both internal reporting and the information reported to the Chief Executive Officer, who serves as Chief Operating Decision Maker (“CODM”).
Segment financial information has been retrospectively adjusted to reflect these changes. The impact of the segment change has been reflected throughout the financial statements and related disclosures, including here in Note 1, as well as in Note 2, Significant Accounting Policies and Basis of Presentation, Note 3, Revenue, Note 4, Business Combination, Note 5, Goodwill and Intangible Assets, Note 7, Content Assets, Note 17, Segment Information, and Note 18, Restructuring Charges.
The Company operates in three reportable segments and generates Advertising revenue from the sale of digital advertising (including direct and programmatic video advertising, ads integrated into the Company’s user interface, and related services); generates Subscriptions revenue primarily from the sale of subscriptions to end users (including the sale of Premium Subscriptions, the sale of owned and operated subscription services, and revenue from content distribution arrangements, which primarily includes subscription revenue shares from content partners and the sale of branded app buttons on remote controls); and generates Devices revenue from the sale of streaming players, Roku-made TVs, smart home products and services, audio products, and related accessories.
2. SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION
Basis of Presentation and Principles of Consolidation
The consolidated financial statements, which include the accounts of Roku and its wholly-owned subsidiaries, have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). All intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts reported in the consolidated financial statements and accompanying notes have been reclassified to conform to the current period presentation.
Use of Estimates
The preparation of the Company’s consolidated financial statements in accordance with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, net revenue, and expenses. Significant items subject to such estimates and assumptions include:
•revenue recognition: determining the nature and timing of satisfaction of performance obligations, variable consideration, determining the stand-alone selling prices of performance obligations, and evaluation of customer versus vendor relationships;
•the impairment of long-lived assets;
•inventory reserves;
•valuation of consideration transferred, assets acquired, and liabilities assumed in connection with business combinations (see Note 4);
•valuation of strategic investments (see Note 9);
•useful lives of tangible and intangible assets;
•allowances for sales returns and sales incentives; and
•the valuation of deferred income tax assets.
The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results may differ from the Company’s estimates and assumptions.
Comprehensive Income (Loss)
Comprehensive income (loss) for the years ended December 31, 2025, 2024, and 2023 includes foreign currency translation adjustments.

Foreign Currency
The functional currency of some of the Company’s foreign subsidiaries is the U.S. dollar. Monetary assets and liabilities of these subsidiaries are remeasured into U.S. dollars from the local currency at exchange rates in effect at period-end and non-monetary assets and liabilities are remeasured at historical exchange rates. Revenue and expenses are translated using rates that approximate those in effect during the period. Foreign currency gains or losses from remeasurement are recorded as Other income, net in the consolidated statements of operations. The Company recorded foreign currency losses of $1.1 million, $6.4 million, and $1.5 million during the years ended December 31, 2025, 2024, and 2023, respectively.
The Company also has some foreign subsidiaries which use local currency as their functional currency. The financial statements of these subsidiaries are translated to U.S. dollars using month-end exchange rates for assets and liabilities, and average exchange rates for revenue and expenses. Translation gains and losses are recorded in accumulated other comprehensive income (loss) as a component of stockholders' equity.
Cash and Cash Equivalents and Restricted Cash
The Company considers all highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist primarily of bank deposit accounts and investments in money market funds.
The Company does not have a restricted cash balance as of December 31, 2025. The Company’s restricted cash balance as of December 31, 2024 was included in Prepaid expenses and other current assets in the consolidated balance sheets and was used to secure outstanding letters of credit related to operating leases for office facilities.
Short-term Investments
Short-term investments consist of time deposits that are carried at cost plus accrued interest, which approximates fair value. These investments are classified as held-to-maturity that are either short-term or long-term based on the remaining contractual maturity of the investment, and the Company’s intent is to hold these investments to maturity. Interest is recorded as income when earned.
Accounts Receivable, Net
Accounts receivable are typically unsecured and are derived from revenue earned from customers. They are stated at invoice value less estimated allowances for sales returns, sales incentives, credit losses, and other miscellaneous allowances. The Company performs ongoing credit evaluations of its customers to determine allowances for potential credit losses. The Company considers historical experience, ongoing promotional activities, historical claim rates, and other factors to determine the allowances for sales returns and sales incentives.
Allowance for Sales Returns: Allowance for sales returns consisted of the following activities (in thousands):

	Years Ended December 31,
	2025	2024	2023
Beginning balance	$6,427	$7,808	$7,417
Add: Charged to revenue	15,669	16,502	16,560
Less: Utilization of sales return reserve	(17,557)	(17,883)	(16,169)
Ending balance	$4,539	$6,427	$7,808
Allowance for Sales Incentives: Allowance for sales incentives consisted of the following activities (in thousands):

	Years Ended December 31,
	2025	2024	2023
Beginning balance	$63,367	$23,024	$28,903
Add: Charged to revenue	210,543	179,100	85,178
Less: Utilization of sales incentive reserve	(203,071)	(138,757)	(91,057)
Ending balance	$70,839	$63,367	$23,024

Allowance for Credit Losses: Allowance for credit losses consisted of the following activities (in thousands):

	Years Ended December 31,
	2025	2024	2023
Beginning balance	$1,895	$2,213	$3,498
Provision for credit losses	2,439	790	1,674
Adjustments for write-off	(1,261)	(1,108)	(2,959)
Ending balance	$3,073	$1,895	$2,213
Concentrations of Credit Risk
The Company maintains its cash and cash equivalents and short-term investment balances with financial institutions of high credit quality and continuously monitors the amount of exposure to any one institution and diversifies as necessary in order to minimize its concentration risk. Such balances often exceed regulated insured limits.
Customers J and B each accounted for 11% of the Company’s accounts receivable, net balance as of December 31, 2025. Customers J and B accounted for 12% and 10%, respectively, of the Company’s accounts receivable, net balance as of December 31, 2024.
Inventories
The Company’s inventories consist primarily of finished goods and are stated at the lower of cost or net realizable value with cost determined on a first-in, first-out basis. Provisions are made if the cost of the inventories exceeds their net realizable value. The Company evaluates inventory levels for excess and obsolete products, based on its assessment of future demand and market conditions. The Company recognized inventory provisions charged to the Cost of revenue, Devices, of $56.5 million, $9.5 million, and $1.7 million for the years ended December 31, 2025, 2024, and 2023, respectively. As of December 31, 2025 and 2024, the ending inventory reserve was $29.3 million and $28.7 million, respectively.
In addition, the Company records a liability for expected losses on firm, noncancelable, and unconditional purchase commitments with contract manufacturers and suppliers. The Company recorded losses on purchase commitments, recorded in Cost of revenue, devices, of $0.7 million, $34.3 million, and $19.7 million during the years ended December 31, 2025, 2024, and 2023, respectively. The associated liabilities related to the anticipated losses on firm purchase commitments were immaterial as of December 31, 2025 and 2024.
Business Combinations
The Company determines whether a transaction meets the definition of a business combination before applying the acquisition method of accounting to that transaction. The Company recognizes and measures tangible and intangible assets acquired and liabilities assumed based on their acquisition date fair values. The excess of the fair value of purchase consideration over the fair values of identifiable assets and liabilities is recorded as goodwill. The operating results of acquired businesses are included in the Company’s consolidated statements of operations from their acquisition date. Acquisition-related expenses and certain acquisition restructuring and other related charges are recognized separately from the business combination and are expensed as incurred. Contingent consideration classified as a liability is recognized at fair value as of the acquisition date with subsequent fair value adjustments recorded in the consolidated statements of operations.
While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, such estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to consideration transferred, and to the assets acquired and liabilities assumed with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowances are initially recorded in connection with a business combination as of the acquisition date. The Company continues to collect information and reevaluates these estimates and assumptions throughout the measurement period, recording any adjustments to the Company’s preliminary estimates with a corresponding offset to goodwill as necessary. Upon the conclusion of the measurement period or the final determination of the values of consideration transferred, and assets acquired and liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations.
Intangible Assets
Intangible assets acquired through business combinations are recorded at their fair values as of the acquisition date. Intangible assets are amortized over their estimated useful lives in proportion to the economic benefits received. The Company evaluates the estimated remaining useful lives of its intangible assets annually and when events or changes in circumstances warrant a revision to the remaining periods of amortization.

Impairment Assessments
The Company evaluates goodwill and indefinite-lived intangible assets, for possible impairment at least annually during the fourth quarter of each fiscal year or more often, if and when circumstances indicate that goodwill or indefinite-lived intangible assets may be impaired. This includes but is not limited to significant adverse changes in the business climate, market conditions, or other events that indicate that it is more likely than not that the fair value of a reporting unit or indefinite lived-intangible asset is less than its carrying value.
The Company reviews long-lived assets, including property and equipment, right-of-use assets, and intangible assets with finite lives for impairment when events or changes in business circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. The Company assesses the recoverability of an asset or asset group based on their estimated undiscounted future cash flows directly associated with their use and eventual disposition. If the asset or asset group is not recoverable, an impairment loss is recognized based on the excess of the carrying amount over the fair value of the asset or asset group.
The Company did not recognize any impairment for goodwill or intangible assets in any of the periods reported.
During the year ended December 31, 2025, the Company recognized an impairment charge of $2.9 million for operating lease right-of-use assets associated with the leased office facilities that are part of its restructuring efforts. During the year ended December 31, 2024, the Company recognized an impairment charge of $22.6 million for operating lease right-of-use assets and an impairment charge of $7.0 million for property and equipment related to a decision to cease the use of certain office facilities and related property and equipment. During the year ended December 31, 2023, the Company recognized an impairment charge of $131.6 million for operating lease right-of-use assets and an impairment charge of $72.3 million for property and equipment related to a decision to sublease and cease the use of certain office facilities and related property and equipment. See Note 18 for additional details.
Content Assets
The Company recognizes content assets (licensed and produced) as Content assets, net on the consolidated balance sheets. For licensed content, the cost per title is capitalized along with a corresponding liability when the license period begins, the content is available for streaming and when the fee is determinable. For produced content, all direct production costs are capitalized. Payment terms for certain licensed content require advanced payments which are reflected in Prepaid expenses and other current assets.
The amortization expense for content assets (licensed and produced) is based on projected usage which results in accelerated or straight-lined patterns depending on the nature of the content. Projected usage is mainly based on historical and projected viewing patterns. Amortization of content assets is primarily included in Cost of revenue, advertising in the consolidated statements of operations.
Content assets (licensed and produced) are primarily monetized together as a unit, referred to as a film group. The film group is evaluated for impairment whenever an event occurs, or circumstances change, indicating the fair value is less than the carrying value. The Company reviews various qualitative factors and indicators to assess whether the film group is impaired. The Company did not recognize any impairment of content assets during the years ended December 31, 2025 and December 31, 2024. During the year ended December 31, 2023, the Company recognized impairment charges of $65.5 million related to restructuring activities. See Note 18 for additional details.
Revenue Recognition
Revenue is recognized upon transfer of control of promised goods or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. The Company’s contracts include various products or services or a combination of both, which are generally capable of being distinct and are accounted for as separate performance obligations. The Company’s contracts often contain multiple distinct performance obligations.
The Company estimates the transaction price based on the amount expected to be received for transferring the promised goods or services in the contract which may include fixed consideration or variable consideration. At the inception of each arrangement, the Company evaluates the likelihood that the payments will be collected. When arrangements have variable consideration, the Company utilizes the expected value method to estimate the amount expected to be received. The amount of variable consideration that is included in the transaction price is constrained to the extent that it is probable a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. The estimate of the variable consideration is based on the assessment of historical, current, and forecasted performance noted and expected from the performance obligation.
In arrangements with multiple performance obligations, the estimated transaction price of each contract is allocated to each distinct performance obligation based on relative stand-alone selling price. For performance obligations routinely sold separately, the Company determines the stand-alone selling price based on prices charged to customers for individual products in consideration with historical and expected discounting practices, the size, and volume of transactions, geographic location, and go-to-market strategy. For those performance obligations that are not routinely sold separately, the Company determines the stand-alone selling price using information that may include market conditions and other observable inputs.
When the Company’s arrangements involve third-party goods and services, it evaluates whether the Company is the principal, and reports revenue on a gross basis, or an agent, and reports revenue on a net basis. In this assessment, the Company considers if it obtains control of the specified goods or services before they are transferred to the customer, as well as other indicators such as the party primarily responsible for fulfillment, inventory risk, and discretion in establishing price.
Revenue is recorded net of taxes collected from customers which are subsequently remitted to the relevant government authority. The Company does not capitalize any cost associated with contract acquisition because it applies a practical expedient and expenses commissions when incurred as most direct contract acquisition costs relate to contracts that are recognized over a period of one year or less. Sales commissions are included in Sales and marketing expenses in the consolidated statements of operations. The as-invoiced practical expedient is applied when the amount of consideration the Company has a right to invoice corresponds directly with the value to the customer of the entity’s performance completed to date.
Nature of Products and Services
Advertising segment:
The Company generates Advertising revenue from the sale of digital advertising, including direct and programmatic video advertising, ads integrated into our UI, and related services.
The Company sells digital advertising to advertisers directly or through advertising agencies or third-party demand and supply-side platforms and to content partners for their media and entertainment promotions. Advertising arrangements include video and display advertising delivered through advertising impressions which include multiple performance obligations that are distinct advertising products. For such arrangements, the Company allocates revenue to each distinct performance obligation based on their relative stand-alone selling price. The Company recognizes revenue either on a gross or net basis for digital advertising based on its determination as to whether it is acting as the principal in the revenue generation process or as an agent. Where the Company is the principal, it controls the advertising inventory before it is transferred to its customers. This is further supported by the Company being primarily responsible to its customers for the fulfillment and having a level of discretion in establishing pricing. The Company recognizes video and display advertising revenues primarily when the ad is delivered.
Subscriptions segment:
The Company generates Subscriptions revenue primarily from the sale of subscriptions to end users, including the sale of Premium Subscriptions, the sale of owned and operated subscription services, and revenue from content distribution arrangements, which primarily includes subscription revenue shares from content partners and the sale of branded app buttons on remote controls.
The Company’s content distribution arrangements within its Subscriptions segment include cash or non-cash consideration. The content distribution arrangements generally apply to new subscriptions for accounts that sign up for new services and at the time of a movie rental or purchase. Revenue is recognized on a net basis as the Company is deemed to be the agent between content partners and end users. Revenue is recognized on a time elapsed basis, by day, as the services are delivered over the contractual distribution term. Non-cash consideration is usually in the form of advertising inventory, the fair value of which is determined based on relevant internal and third-party data. Certain content distribution arrangements also include sales of branded app buttons on remote controls of streaming devices that provide one-touch access to a content partner’s content. The Company typically receives a fixed fee per button for each unit sold over a defined distribution period. Revenue is recognized on a time elapsed basis, by day, over the distribution term.
The Company sells Premium Subscriptions for premium content on The Roku Channel for varying fees for different content. Revenue from such Premium Subscription fees is recognized on a gross basis over the service period as the Company is deemed to be the principal in the relationship with the end user. The Company obtains control of the content before transferring to the end user and has latitude in establishing pricing. The Company pays fixed fees per subscriber or fixed percentage of revenue share to the providers of premium content on The Roku Channel based on the contractual arrangement and recognizes that in Cost of revenue, subscriptions.
Devices segment:
The Company generates Devices revenue from the sale of streaming players, Roku-made TVs, smart home products and services, audio products, and related accessories.
The Company sells the majority of its devices in the U.S. through retailers and distributors as well as through the Company’s website. Devices revenue primarily consists of hardware, embedded software, and unspecified upgrades and updates on a when-and-if available basis. The hardware and embedded software are considered as one performance obligation and revenue is recognized at a point in time when the control transfers to the customer. Unspecified upgrades and updates are available to customers on a when-and-if available basis. The Company records the allocated value of the unspecified upgrades and updates as deferred revenue and recognizes it as Devices revenue ratably on a time elapsed basis over the estimated economic life of the associated products.
The Company’s Devices revenue includes allowances for sales returns and sales incentives in the estimated transaction price. These estimates are based on historical experience and anticipated performance. Shipping charges billed to customers are included in Devices revenue and the related shipping costs are included in Cost of revenue, devices.
Leases
The Company determines if an arrangement contains a lease at its inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, accrued liabilities, and operating lease liabilities in the consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of future lease payments. The Company takes into consideration its credit rating and the length of the lease when calculating the incremental borrowing rate. The Company considers the options to extend or terminate the lease in determining the lease term when it is reasonably certain to exercise one of the options.
The Company has lease agreements with lease and non-lease components. For its office building leases, the Company has elected to apply the practical expedient and account for the lease and non-lease components as a single lease component for all leases, where applicable. Non-lease components included within the combined component typically represent common area maintenance and utilities, and are variable payments based on actual costs.
The Company also subleases a portion of its available office space in connection with its restructuring efforts. The subleases are each classified as operating, consistent with their head lease classification. The combined lease and non-lease components are accounted for under Accounting Standards Codification Topic 842, Leases. Lease payments are recognized on a straight-line basis beginning after the commencement date of the sublease, and offset against the related head lease expense within operating expenses.
Fair Value of Financial Instruments
The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company applies fair value accounting for all assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements. The carrying amounts reported in the consolidated financial statements for cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued liabilities approximate their fair values due to their short-term nature. The Company elected to apply the fair value option on its investment in convertible promissory notes and it was measured at fair value on a recurring basis using Level 3 inputs.
Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally ranging between 18 months and five years. Leasehold improvements are amortized over the shorter of the lease term or their estimated useful lives, which range from one to eleven years.
The Company capitalizes costs to develop its internal-use software. Costs that relate to the planning and post-implementation phases of development are expensed as incurred. Costs are capitalized when preliminary efforts are successfully completed, management has authorized and committed to funding the project, and it is probable that the project will be completed and will be used as intended. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized. Software development costs and the related amortization expenses are not material for any of the periods presented.
Deferred Revenue
The Company’s deferred revenue reflects fees billed or received in advance of revenue recognition from products or services. Deferred revenue is recognized as revenue when transfer of control to customers has occurred. Deferred revenue balances primarily consist of the amount of Devices revenue allocated to unspecified upgrades and updates on a when-and-if available basis, and advance billings to and payments from advertisers and content partners, where performance obligations are not yet fulfilled. Deferred revenue expected to be realized within one year is classified as a current liability and the remaining is recorded as a non-current liability.
Advertising Expenses
Advertising expenses are recognized when incurred and are included in Sales and marketing expense in the consolidated statements of operations. The Company incurred advertising expenses of $28.8 million, $9.7 million, and $3.7 million for the years ended December 31, 2025, 2024, and 2023, respectively.

Stock-Based Compensation
The Company measures compensation expense for all stock-based awards, including restricted stock units and stock options granted to employees, based on the estimated fair value of the award on the date of grant. For restricted stock units, the grant date fair value is based on the closing market price of the Company’s Class A common stock on the date of grant. The fair value of each stock option is estimated using the Black-Scholes option pricing model. The Company accounts for forfeitures as they occur. Stock-based compensation is recognized on a straight-line basis over the requisite vesting period.
The Black-Scholes option pricing model used to fair value stock options include the following assumptions:
•Fair Value of Our Common Stock. The Company uses the closing market price of its Class A common stock as reported on The Nasdaq Global Select Market on the date of grant.
•Expected Term. The expected term of employee stock options represents the weighted-average period that the stock options are expected to remain outstanding. The Company uses the simplified calculation of the expected term, which reflects weighted-average time to vest and the contractual life of the stock options granted.
•Volatility. The expected volatility is derived from a weighted average of the historical volatility of the Company’s Class A common stock price and the stock price volatilities of several peer companies which are similar in size and/or operational and economic activities.
•Risk-free Rate. The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term for each of the Company’s stock options.
•Dividend Yield. The expected dividend is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock.
Income Taxes
The Company accounts for income taxes using an asset and liability approach. Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities using the enacted tax rates. Valuation allowances are established when necessary to reduce deferred tax assets on a more likely than not basis, to the amount that is expected to be realized in the future. The Company recognizes tax benefits from uncertain tax positions only if it believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The Company recognizes interest and penalties related to uncertain tax positions as a component of the provision for income taxes.
Recently Adopted Accounting Pronouncements
In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740) - Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires incremental income tax disclosures that increase the transparency and usefulness of income tax disclosures. The updated disclosures primarily require specific categories and greater disaggregation within the rate reconciliation, disaggregation of income taxes paid, and modifications of other income tax-related disclosures. The Company adopted this guidance prospectively effective January 1, 2025. The adoption impacted the presentation and disclosure of income taxes but did not have a material impact on the Company’s consolidated financial statements.
Recent Accounting Pronouncements
In September 2025, the FASB issued ASU 2025-06, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software, which simplifies the capitalization guidance by removing all references to software development project stages so that the guidance is neutral to different software development methods. The guidance is effective for fiscal years beginning after December 15, 2027 and interim periods within those fiscal years on a retrospective, modified, or prospective basis. The Company is currently in the process of evaluating the effects of the new guidance.
In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which introduces a practical expedient for the application of the current expected credit loss model to current accounts receivable and contract assets. The guidance is effective for fiscal years beginning after December 15, 2025 and interim periods within those fiscal years on a prospective basis. The Company is currently in the process of evaluating the effects of the new guidance.
In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40) - Disaggregation of Income Statement Expenses, which requires additional disclosures of specific expense categories in the notes to the financial statements on an annual and interim basis. The guidance is effective for fiscal years beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027 on a retrospective or prospective basis. The Company is currently in the process of evaluating the effects of the new guidance.
3. REVENUE
The Company’s disaggregated revenue is represented by the three reportable segments discussed in Note 17.
The contract balances include the following (in thousands):

	As of December 31,
	2025	2024
Accounts receivable, net	$879,871	$812,510
Contract assets (included in Prepaid expenses and other current assets)	995	1,687
Deferred revenue:
Deferred revenue, current portion	$120,912	$105,718
Deferred revenue, non-current portion	28,848	25,050
Total deferred revenue	$149,760	$130,768
The timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets are created when invoicing occurs subsequent to revenue recognition. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional. The Company’s contract assets are current in nature and are included in Prepaid expenses and other current assets. Contract assets decreased by $0.7 million and $16.3 million during the years ended December 31, 2025 and 2024, respectively, due to the timing of billing to customers.
Deferred revenue reflects consideration invoiced prior to the completion of performance obligations and revenue recognition. Deferred revenue increased by $19.0 million and $4.0 million during the years ended December 31, 2025 and 2024, respectively, primarily due to timing of fulfillment of performance obligations related to advertising arrangements, growth in Premium Subscriptions, and a business combination. See Note 4 for additional details.
Revenue recognized during the year ended December 31, 2025 from amounts included in total deferred revenue as of December 31, 2024 was $87.2 million. Revenue recognized during the year ended December 31, 2024 from amounts included in total deferred revenue as of December 31, 2023 was $102.2 million.
Revenue allocated to remaining performance obligations represents estimated contracted revenue that has not yet been recognized which includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods. Remaining performance obligations exclude contracts with original expected terms of one year or less. Estimated contracted revenue for these remaining performance obligations was $978.3 million as of December 31, 2025, of which the Company expects to recognize approximately 54% over the next 12 months and the remainder thereafter.
Revenue recognized from performance obligations that were satisfied in previous periods due to changes in the estimated transaction price of the Company’s revenue contracts was not significant during the year ended December 31, 2025. The Company recognized $18.2 million of revenue during the year ended December 31, 2024 from performance obligations that were satisfied in previous periods due to changes in the estimated transaction price of the Company’s revenue contracts.
Customer J accounted for 11% and 10% of total net revenue for the years ended December 31, 2025 and 2024, respectively, which was primarily included in the Advertising segment. Customer I accounted for 11% of total net revenue for the year ended December 31, 2023, which was primarily included in the Subscriptions segment.
Revenue by geography is determined based on the location where the Company’s products and services are delivered. Revenue in international markets was less than 10% in each of the periods presented.

4. BUSINESS COMBINATION
On May 9, 2025 (the “Acquisition Date”), the Company acquired all of the outstanding shares of Frndly TV, Inc. (“Frndly TV”), a subscription streaming service that offers live TV, on-demand video, and cloud-based DVR for an affordable price. The total purchase consideration (the “Purchase Consideration”) was $169.8 million, consisting primarily of cash of $103.6 million and the fair value of contingent consideration of $65.8 million. The acquisition supports the Company’s focus on growing Platform revenue and Roku-billed subscriptions.
The Company will pay contingent consideration of up to $75.0 million in cash upon the achievement of certain performance metrics and milestones over the two years following the Acquisition Date. See Note 9 to the consolidated financial statements for details on the fair value of the contingent consideration.
The Company incurred $3.6 million in acquisition-related expenses and has recorded them in General and administrative expenses in the consolidated statements of operations.

The allocation of the Purchase Consideration to tangible and intangible assets acquired and liabilities assumed is based on estimated fair values at the Acquisition Date and is as follows (in thousands):

Estimated Fair Value
Assets Acquired
Cash and cash equivalents	$8,481
Accounts receivable	5,610
Prepaid expenses and other assets	432
Operating lease right-of-use asset	640
Intangible assets	46,000
Goodwill:
Advertising	35,475
Subscriptions	112,412
Total assets acquired	209,050
Liabilities Assumed
Accounts payable	5,986
Accrued liabilities	9,918
Deferred revenue	16,956
Operating lease liability	358
Deferred tax liability	6,031
Total liabilities assumed	39,249
Total Purchase Consideration	$169,801
The excess of the total Purchase Consideration over the tangible assets, intangible assets, and liabilities assumed is recorded as goodwill. Goodwill is primarily attributable to expected synergies and economies of scale expected from combining the operations of Roku and Frndly TV. The goodwill recorded is not deductible for tax purposes.
The valuation of the intangible assets acquired from Frndly TV along with their estimated useful lives at the Acquisition Date, is as follows (in thousands, except years):

	Estimated Fair Value	Estimated Weighted-Average Useful Lives (in years)
Customer relationships	$32,000	7.3
Tradename	14,000	5.0
Estimated fair value of acquired intangible assets	$46,000	6.6
The operations of Frndly TV are included in the Company’s operating results beginning on the Acquisition Date. Historical and pro forma disclosures are not required given the size of Frndly TV relative to the Company.

5. GOODWILL AND INTANGIBLE ASSETS
Goodwill
Goodwill represents the excess of purchase consideration in a business combination over the fair value of tangible and intangible assets acquired net of the liabilities assumed.
The following table reflects the changes in the carrying value of goodwill (in thousands):

	Advertising	Subscriptions	Total
Balance as of December 31, 2024	$153,357	$8,162	$161,519
Frndly TV acquisition (see Note 4)	35,475	112,412	147,887
Balance as of December 31, 2025	$188,832	$120,574	$309,406

Intangible Assets
The following tables summarize the Company’s intangible assets for the periods presented (in thousands, except years):

	As of December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted-Average Useful Lives (in years)
Developed technology	$73,367	$(71,138)	$2,229	5.9
Customer relationships	46,100	(22,995)	23,105	6.3
Tradename	34,400	(11,832)	22,568	7.9
Patents	4,076	(1,771)	2,305	14.0
Total Intangible assets	$157,943	$(107,736)	$50,207	6.7

	As of December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted-Average Useful Lives (in years)
Developed technology	$73,367	$(60,896)	$12,471	5.9
Customer relationships	14,100	(14,100)	—	4.0
Tradename	20,400	(7,966)	12,434	9.8
Patents	4,076	(1,480)	2,596	14.0
Total Intangible assets	$111,943	$(84,442)	$27,501	6.7
The Company amortizes the fair value of intangible assets over their estimated useful lives in proportion to the economic benefits received. Amortization expense related to intangible assets was approximately $23.3 million, $14.2 million, and $17.1 million for the years ended December 31, 2025, 2024, and 2023, respectively.
The Company recorded amortization of developed technology in Cost of revenue, advertising for the years ended December 31, 2025 and 2024. The Company recorded amortization of developed technology in Cost of revenue, advertising and Research and development for the year ended December 31, 2023. The Company recorded amortization of customer relationships and tradename in Sales and marketing expenses, and recorded amortization of patents in General and administrative expenses in the consolidated statements of operations for all periods presented.
As of December 31, 2025, the estimated future amortization expense for intangible assets for the next five years and thereafter is as follows (in thousands):

Year Ending December 31,
2026	$14,698
2027	10,507
2028	8,419
2029	7,257
2030	4,884
Thereafter	4,442
Total	$50,207

6. BALANCE SHEET COMPONENTS
Accounts Receivable, net: Accounts receivable, net consisted of the following (in thousands):

	As of December 31,
	2025	2024
Accounts receivable, gross	$960,319	$885,167
Less: Allowances
Allowance for sales returns	4,539	6,427
Allowance for sales incentives	70,839	63,367
Allowance for credit losses	3,073	1,895
Other allowances	1,997	968
Total allowances	80,448	72,657
Accounts receivable, net	$879,871	$812,510
Property and Equipment, net: Property and equipment, net consisted of the following (in thousands):

	As of December 31,
	2025	2024
Computers and equipment	$51,699	$51,741
Leasehold improvements	284,748	286,585
Internal-use software	5,904	5,916
Office equipment and furniture	36,075	35,691
Property and equipment, gross	378,426	379,933
Less: Accumulated depreciation and amortization	(204,849)	(166,243)
Property and equipment, net	$173,577	$213,690
Depreciation and amortization expense for property and equipment assets was approximately $45.6 million, $48.5 million, and $53.3 million for the years ended December 31, 2025, 2024, and 2023, respectively.
There were no impairment charges related to property and equipment during the year ended December 31, 2025. During the years ended December 31, 2024 and 2023, the Company recorded impairment charges of $7.0 million and $72.3 million, respectively, related to property and equipment associated with the leased office facilities that are part of its restructuring efforts. See Note 18 for additional details.
Accrued Liabilities: Accrued liabilities consisted of the following (in thousands):

	As of December 31,
	2025	2024
Revenue share payable	$311,488	$267,163
Accrued cost of revenue	173,171	149,135
Marketing, retail, and merchandising expenses	95,887	112,001
Operating lease liability, current	87,425	79,221
Accrued legal and licensing expenses	68,843	33,625
Content liability, current	42,158	69,710
Contingent consideration, current	28,110	—
Other accrued expenses	150,901	141,944
Total Accrued liabilities	$957,983	$852,799

Deferred Revenue: Deferred revenue consisted of the following (in thousands):

	As of December 31,
	2025	2024
Platform, current	$64,107	$75,026
Devices, current	56,805	30,692
Total deferred revenue, current	120,912	105,718
Platform, non-current	1,499	—
Devices, non-current	27,349	25,050
Total deferred revenue, non-current	28,848	25,050
Total Deferred revenue	$149,760	$130,768
Other Long-term Liabilities: Other Long-term liabilities consisted of the following (in thousands):

	As of December 31,
	2025	2024
Content liability, non-current	$5,078	$18,453
Contingent consideration, non-current	40,006	—
Other long-term liabilities	28,172	22,485
Total Other long-term liabilities	$73,256	$40,938
7. CONTENT ASSETS
Content assets, net consisted of the following (in thousands):

	As of December 31,
	2025	2024
Licensed content, net and advances	$95,017	$152,851
Produced content:
Released, less amortization	57,808	65,990
Completed, not released	9,109	23,267
In production	8,039	7,565
Total produced content, net	74,956	96,822
Total Content assets, net and advances	$169,973	$249,673

Current portion (included in Prepaid expenses and other current assets)	$2,065	$12,352
Non-current portion	$167,908	$237,321
Amortization of content assets is primarily included in Cost of revenue, advertising in the consolidated statements of operations and is as follows (in thousands):

	Years Ended December 31,
	2025	2024	2023
Licensed content	$168,499	$161,194	$161,633
Produced content	40,993	45,181	46,219
Total amortization costs	$209,492	$206,375	$207,852
During the years ended December 31, 2025 and 2024, the Company wrote off $13.7 million and $23.0 million, respectively, of unamortized costs related to produced content assets that were removed from the content library of The Roku Channel. There were no write-offs for the year ended December 31, 2023.
During the year ended December 31, 2023, the Company recognized an impairment charge of $65.5 million related to removing select licensed and produced content from The Roku Channel as part of its restructuring efforts. See Note 18 for additional details. The Company did not recognize any impairment of content assets during the years ended December 31, 2025 and 2024.

The following table reflects the expected amortization costs of released licensed and produced content assets, net for the next three years (in thousands):

	Years Ended December 31,
	2026	2027	2028
Licensed content	$64,866	$15,849	$7,255
Produced content	27,317	16,470	10,832
Total expected amortization costs	$92,183	$32,319	$18,087
8. STRATEGIC INVESTMENTS
Investment in Convertible Promissory Notes
In June 2022, the Company agreed to provide financing of up to $60.0 million in the aggregate in the form of an investment in the convertible promissory notes of a counterparty with whom the Company has a commercial relationship. The convertible promissory notes accrue interest at 5% per annum. The Company’s investment consisted of four tranches: (i) Tranche 1 and Tranche 2, maturing on June 15, 2025, with a principal amount of $35.0 million and $5.0 million, respectively; (ii) Tranche 3, maturing on March 23, 2026, with a principal amount of $5.0 million; and (iii) Tranche 4, maturing on May 23, 2026, with a principal amount of $5.0 million.
In June 2025, the Company amended the investment agreement, modifying the maturity schedule for Tranche 1. As amended, Tranche 1 was repayable as follows: $5.0 million on June 15, 2025, and three equal installments of $10.0 million each, repayable on December 31, 2025, March 23, 2026, and May 23, 2026, respectively. The maturity terms for Tranches 2, 3, and 4 were not modified by the amendment. In November 2025, the Company further amended the investment agreement to permit the counterparty to pay the remaining balance of Tranche 1, Tranche 3, and Tranche 4 in a single payment prior to December 31, 2025, and the counterparty fully repaid the convertible promissory notes on December 29, 2025. During the year ended December 31, 2025, the Company received repayment in full from the counterparty totaling $50.0 million plus interest.
The convertible promissory notes contained certain redemption features that met the definition of embedded derivatives and required bifurcation. The Company elected to apply the fair value option and account for the hybrid instrument containing the host contract and the embedded derivatives at fair value as a single instrument, with any subsequent changes in fair value included in Other income, net in the consolidated statements of operations. See Note 9 to the consolidated financial statements for additional details on the fair value of the convertible promissory notes.
Investment in Preferred Stock
In September 2024, the Company invested $20.0 million in cash in exchange for preferred stock in a privately-held company. The Company elected to apply the measurement alternative for equity securities without readily determinable fair values as there are no quoted market prices for the preferred stock. The investment is measured at cost and adjusted to fair value when there is an observable price change from orderly transactions of identical or similar investments, and assessed for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. There were no adjustments recognized in the year ended December 31, 2025. As of December 31, 2025, the carrying value of the investment was $20.0 million, and is included within Other non-current assets on the consolidated balance sheet.

9. FAIR VALUE DISCLOSURE
The Company’s financial assets and liabilities measured at fair value on a recurring basis are as follows (in thousands):

	As of December 31, 2025
	Fair Value	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents:
Cash	$1,007,068	$1,007,068	$—	$—
Money market funds	580,000	580,000	—	—
Short-term investments:
Time deposits	730,213	—	730,213	—
Total assets measured and recorded at fair value	$2,317,281	$1,587,068	$730,213	$—
Liabilities:
Accrued liabilities:
Contingent consideration	$28,110	$—	$—	$28,110
Other long-term liabilities:
Contingent consideration	40,006	—	—	40,006
Total liabilities measured and recorded at fair value	$68,116	$—	$—	$68,116

	As of December 31, 2024
	Fair Value	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents:
Cash	$794,213	$794,213	$—	$—
Money market funds	1,366,023	1,366,023	—	—
Restricted cash, current	403	403	—	—
Other non-current assets:
Strategic investment - convertible promissory notes	55,225	—	—	55,225
Total assets measured and recorded at fair value	$2,215,864	$2,160,639	$—	$55,225
The following table reflects the changes in the fair value of the Company’s convertible promissory notes measured using Level 3 inputs (in thousands):

	Years Ended December 31,
	2025	2024
Beginning balance	$55,225	$53,816
Change in estimated fair value	2,940	1,409
Repayment of principal and interest	(58,165)	—
Ending balance	$—	$55,225
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal market (or most advantageous market, in the absence of a principal market) for the asset or liability in an orderly transaction between market participants at the measurement date. Further, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs in measuring fair value, and utilizes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value.

The three levels of inputs used to measure fair value are as follows:
Level 1—Quoted prices in active markets for identical assets or liabilities. Financial assets and liabilities measured using Level 1 inputs include cash, cash equivalents, restricted cash, accounts receivable, prepaid expenses, accounts payable, and accrued liabilities.
Level 2—Observable inputs other than quoted prices included within Level 1, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and inputs other than quoted prices that are observable or are derived principally from, or corroborated by, observable market data by correlation or other means. Financial assets measured using Level 2 inputs include time deposits as of December 31, 2025. The Company did not have any Level 2 instruments as of December 31, 2024.
Level 3—Unobservable inputs that are supported by little or no market activity, are significant to the fair value of the assets or liabilities and reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.
The Company measured its strategic investment in convertible promissory notes using Level 3 inputs. The fair value of the strategic investment in convertible promissory notes on the date of purchase was determined to be equal to its principal amount. The Company recorded $2.9 million, $1.4 million, and $4.3 million in Other income, net related to the change in the fair value of the strategic investment in convertible promissory notes for the years ended December 31, 2025, 2024 and 2023, respectively.
The Company classified the strategic investment in convertible promissory notes as Level 3 due to the lack of relevant observable market data over fair value inputs. The fair value of the strategic investment in convertible promissory notes was estimated using a scenario-based probability weighted discounted cash flow model. Significant assumptions include the discount rate, and the timing and probability weighting of the various redemption scenarios that impact the settlement of the strategic investment in convertible promissory notes.
The contingent consideration is related to the Company’s acquisition of Frndly TV in May 2025 (refer to Note 4). As of the Acquisition Date, the Company measured its contingent consideration using Level 3 inputs. The fair value of the contingent consideration on the Acquisition Date was determined to be $65.8 million. The contingent consideration is subsequently remeasured to fair value at each reporting date until the contingency is resolved, with any changes in fair value included in General and administrative expenses in the consolidated statements of operations. The Company recorded an expense of $2.3 million in General and administrative expenses related to the change in the fair value of the contingent consideration during the year ended December 31, 2025.
The Company classified the contingent consideration as Level 3 due to the lack of relevant observable market data over fair value inputs. The fair value of the contingent consideration was estimated using a probability weighted discounted cash flow model. Significant assumptions include the probability of achieving certain performance metrics and milestones and the discount rate. The estimated fair value is based upon assumptions believed to be reasonable but which are uncertain and involve significant judgment by management. Favorable or unfavorable changes in expectations of achieving the performance metrics and milestones would result in corresponding increases or decreases in the fair value measurement, while increases or decreases in discount rates would have inverse impacts on the fair value measurement.
Assets and liabilities that are measured at fair value on a non-recurring basis
Non-financial assets such as goodwill, intangible assets, property and equipment, operating lease right-of-use assets, and content assets are evaluated for impairment and adjusted to fair value using Level 3 inputs, only when impairment is recognized.
The Company measured the intangible assets acquired from the Frndly TV acquisition at fair value using Level 3 inputs. The fair value of the customer relationships has been estimated using the multi-period-excess-earnings method. The key valuation assumptions include the Company’s estimates of customer attrition rates, expected future revenue, profit margins, and discount rate. The fair value of the tradename has been estimated using the relief-from-royalty method. The key valuation assumptions include the Company’s estimates of expected future revenue, royalty rate, and discount rate.
During the year ended December 31, 2025, the Company recorded impairment charges of $2.9 million related to operating lease right-of-use assets associated with the leased office facilities that are part of its restructuring efforts. During the year ended December 31, 2024, the Company recorded total impairment charges of $29.1 million that included $22.6 million of operating lease right-of-use assets impairment and $7.0 million of property and equipment impairment related to the Company’s restructuring efforts. During the year ended December 31, 2023, the Company recorded total impairment charges of $269.4 million that included $131.6 million of operating lease right-of-use assets impairment, $72.3 million of property and equipment impairment, and $65.5 million of content assets impairment related to the Company’s restructuring efforts. See Note 18 for additional details.
The fair value of the impaired operating lease right-of-use assets and property and equipment were estimated using discounted cash flow models, or the income approach, based on market participant assumptions with Level 3 inputs. The significant assumptions used in estimating fair value include the expected downtime prior to the commencement of future subleases, projected sublease income over the remaining lease periods, and discount rates that reflect the level of risk associated with the expected future cash flows. For the licensed and produced content that was removed from The Roku Channel, the net carrying amount of the content assets was written off.
10. LEASES
The Company has entered into operating leases primarily for office real estate. The leases have remaining terms ranging from less than one year to eight years and may include options to extend or terminate the lease. The depreciable life of operating lease right-of-use assets is limited by the expected lease term.
The components of lease expense are as follows (in thousands):

	Years Ended December 31,
	2025	2024	2023
Operating lease expense	$72,591	$70,527	$83,060
Variable lease expense	25,443	22,562	23,331
Sublease income	(23,379)	(12,578)	(139)
Total operating lease expense	$74,655	$80,511	$106,252
Supplemental cash flow information related to leases is as follows (in thousands):

	Years Ended December 31,
	2025	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$103,328	$92,076	$74,278
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$7,714	$10,462	$40,866
Decrease in operating lease right-of-use assets due to impairment (See Note 18 for details)	$2,870	$22,618	$131,646
Supplemental balance sheet information related to leases is as follows (in thousands, except lease term and discount rate):

	As of December 31,
	2025	2024
Operating lease right-of-use assets	$260,341	$304,505

Operating lease liability, current (included in Accrued liabilities)	87,425	79,221
Operating lease liability, non-current	435,899	512,706
Total operating lease liability	$523,324	$591,927

Weighted-average remaining term for operating leases (in years)	6.11	7.02
Weighted-average discount rate for operating leases	3.99%	3.98%
Future lease payments under operating leases as of December 31, 2025 are as follows (in thousands):

Year Ending December 31,	Operating Leases (2)
2026	$106,560
2027	103,494
2028	100,462
2029	96,845
2030	76,446
Thereafter	110,012
Total future lease payments	593,819
Less: imputed interest	(67,236)
Less: expected tenant improvement allowance	(3,259)
Total (1)	$523,324

(1) Total lease liabilities include liabilities related to operating lease right-of-use assets which were included in the impairment charges as part of the Company’s restructuring efforts. See Note 18 for additional details.
(2) Non-cancelable sublease proceeds for the fiscal years ending December 31, 2026, 2027, 2028, and 2029 of $18.6 million, $18.8 million, $18.8 million, and $12.0 million, respectively, are not included in the table above.
As of December 31, 2025, the Company had approximately $1.0 million in commitments relating to operating leases that have not yet commenced.
11. DEBT
On September 16, 2024, the Company entered into a Credit Agreement, by and among the Company, as borrower, certain of the Company’s subsidiaries, as guarantors, the lenders and issuing banks party thereto, and with Citibank N.A., as administrative agent (the “Credit Agreement”), which provides for (i) a five-year revolving credit facility in an aggregate principal amount of up to $300.0 million, and (ii) an uncommitted increase option of up to an additional $300.0 million exercisable upon the satisfaction of certain customary conditions. The Credit Agreement provides for a $100.0 million sub-facility for the issuance of letters of credit, and certain existing letters of credit were deemed outstanding under this facility. The Credit Agreement will mature on September 16, 2029. Proceeds from the Credit Agreement may be used for general corporate purposes, including to finance working capital requirements.
The Company’s obligations under the Credit Agreement are secured by substantially all the assets of the Company and its subsidiaries that are guarantors under the Credit Agreement. The Company may prepay, and in certain circumstances, would be required to prepay, loans under the Credit Agreement without payment of a premium. The Credit Agreement also contains customary representations and warranties, customary affirmative and negative covenants, financial covenants requiring the maintenance of a minimum interest coverage ratio and a maximum total net leverage ratio, as well as customary events of default, the occurrence of which could result in amounts borrowed under the Credit Agreement becoming due and payable and remaining commitments terminated prior to its scheduled September 16, 2029 termination date.
Debt issuance costs incurred in connection with the Company’s Credit Agreement, which are recorded in Prepaid expenses and other current assets and Other non-current assets, are amortized over the five-year term and recognized as a component of interest expense in the consolidated statements of operations.
The Company had outstanding letters of credit secured by the Credit Agreement of $39.5 million as of December 31, 2025. As of December 31, 2025, the Company had not borrowed against the Credit Agreement, and the Company was in compliance with all of the covenants of the Credit Agreement.
12. STOCKHOLDERS’ EQUITY
Preferred Stock
The Company has 10 million shares of undesignated preferred stock authorized but not issued with rights and preferences determined by the Company’s Board of Directors (the “Board”) at the time of issuance of such shares. As of December 31, 2025 and 2024, there were no shares of preferred stock issued and outstanding.
Common Stock
The Company has two classes of authorized common stock, Class A common stock and Class B common stock. Holders of Class A common stock are entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders and holders of Class B common stock are entitled to ten votes for each share of Class B common stock held on all matters submitted to a vote of stockholders. Except with respect to voting, the rights of the holders of Class A and Class B common stock are identical. Shares of Class B common stock are voluntarily convertible into shares of Class A common stock at the option of the holder and are generally automatically converted into shares of the Company’s Class A common stock upon sale or transfer. Shares issued in connection with exercises of stock options or vesting of restricted stock units are generally automatically converted into shares of the Company’s Class A common stock.
Stock Repurchase Program
In August 2025, the Company began repurchasing shares of the Company’s Class A common stock under a stock repurchase program approved by the Board pursuant to which the Company is authorized to repurchase up to $400 million of the Company’s Class A common stock through December 31, 2026. The program does not obligate the Company to acquire any amount of Class A common stock, and the timing and total amount of share repurchases will depend on general market conditions, the trading price of the Company’s Class A common stock, corporate and regulatory requirements, the availability of funds, other investment opportunities, and other considerations. Repurchases may be executed through open market transactions at prevailing market prices, including pursuant to trading plans that comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or through other means.

The following table summarizes the share repurchase activity under the Company’s stock repurchase program during the year ended December 31, 2025 (in thousands, except share and per share data):

	Total Number of Shares Purchased	Average Price Per Share	Amount
Third Quarter	567,582	$88.10	$50,000
Fourth Quarter	975,294	$102.51	$99,982
Total share repurchases	1,542,876	$97.21	$149,982
All repurchases were made using cash resources, and shares purchased were immediately retired. As of December 31, 2025, $250 million remained available and authorized for repurchases under the stock repurchase program.
Common Stock Reserved for Issuance
As of December 31, 2025, the Company’s common stock reserved for issuance in the future is as follows (in thousands):

Common stock awards granted under equity incentive plans	11,429
Common stock awards available for issuance under the 2017 Employee Stock Purchase Plan *	5,089
Common stock awards available for issuance under the 2017 Amended and Restated Equity Incentive Plan	39,032
Total reserved shares of common stock	55,550
* The Company has not issued any common stock pursuant to the 2017 Employee Stock Purchase Plan.
Equity Incentive Plans
The Company currently grants equity awards under the Amended and Restated 2017 Equity Incentive Plan (the “2017 Plan”). The 2017 Plan became effective September 2017 in connection with the Company’s initial public offering (“IPO”). The 2017 Plan provides for the grant of incentive stock options to the Company’s employees and for the grant of non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards, and other forms of equity compensation to the Company’s employees, directors and consultants. The outstanding equity relates to the 2017 Plan and the 2008 Equity Incentive Plan (“2008 Plan”), a pre-IPO plan. No additional equity grants have been made pursuant to the 2008 Plan subsequent to the IPO.
The equity awards granted under the 2017 Plan vest subject to continuous service. Stock options granted under the 2017 Plan generally are granted at a price per share equivalent to the fair market value on the date of grant. Recipients of incentive stock option grants who possess more than 10% of the combined voting power of the Company are subject to certain limitations, and incentive stock options granted to such recipients are at a price no less than 110% of the fair market value at the date of grant.
Restricted Stock Units
Restricted stock unit activity for the year ended December 31, 2025 is as follows (in thousands, except per share data):

	Number of Shares	Weighted-Average Grant Date Fair Value per Share
Balance as of December 31, 2024	8,657	$74.80
Awarded	3,343	89.29
Released	(4,462)	84.64
Forfeited	(1,209)	73.77
Balance as of December 31, 2025	6,329	$75.70
The aggregate grant date fair value of restricted stock units granted during the years ended December 31, 2025, 2024, and 2023 was $298.5 million, $265.3 million, and $325.0 million, respectively.
The fair value of restricted stock units that vested during the years ended December 31, 2025, 2024, and 2023 was $377.6 million, $376.8 million, and $314.0 million, respectively.

The unrecognized stock-based compensation expense related to unvested restricted stock units awarded to employees as of December 31, 2025 was $414.4 million, which the Company expects to recognize over a weighted-average period of approximately 1.7 years.
Stock Options
Stock option activity for the year ended December 31, 2025 is as follows (in thousands, except years and per share data):

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance as of December 31, 2024	5,759	$75.24	6.6
Granted	338	89.16
Exercised	(921)	37.71
Forfeited and expired	(76)	71.82
Balance as of December 31, 2025	5,100	$82.85	6.0	$201,091

Options exercisable as of December 31, 2025	4,044	$87.02	5.4	$157,118
The weighted-average grant date fair value per share of options granted during the years ended December 31, 2025, 2024, and 2023 was $52.78, $34.92, and $42.43, respectively.
The intrinsic value for stock options exercised in the years ended December 31, 2025, 2024, and 2023 was $55.3 million, $16.4 million, and $38.9 million, respectively. Intrinsic value represents the difference between the fair values of the Company’s common stock and the stock options’ exercise price on the date of grant.
As of December 31, 2025, the Company had $38.1 million of unrecognized stock-based compensation expense related to unvested stock options that is expected to be recognized over a weighted-average period of approximately 1.5 years.
Stock-based Compensation
The Company measures the cost of employee services received in exchange for an equity award based on the grant date fair value of the award. Stock options granted to employees generally vest over one to four years and have a term of ten years. Restricted stock units generally vest over one to four years. No stock-based compensation was capitalized for the years ended December 31, 2025, 2024, and 2023.
The following table presents the total stock-based compensation expense for the years ended December 31, 2025, 2024, and 2023 (in thousands):

	Years Ended December 31,
	2025	2024	2023
Cost of revenue, platform	$1,218	$1,455	$1,478
Cost of revenue, devices	270	1,373	3,761
Research and development	136,815	146,673	147,989
Sales and marketing	127,382	137,556	130,362
General and administrative	88,484	97,605	86,540
Total stock-based compensation	$354,169	$384,662	$370,130

The fair value of stock options granted is estimated on the grant date using the Black-Scholes option-valuation model. The assumptions used to value stock options granted during the years ended December 31, 2025, 2024, and 2023 are as follows:

Years Ended December 31,
	2025	2024	2023
Expected term (in years)	5.0 - 5.8	5.0 - 6.3	5.0 - 5.8
Risk-free interest rate	3.73 - 4.38%	3.51 - 4.64%	3.48 - 4.72%
Expected volatility	60 - 63%	62 - 63%	61 - 63%
Dividend rate	—	—	—
13. COMMITMENTS AND CONTINGENCIES
Purchase Commitments
The Company has purchase commitments with various parties to purchase products and services such as licensed intellectual property and content, manufacturing supplier agreements, and data center capacity and other goods and services.
The following table presents details of the aggregate future purchase commitments as of December 31, 2025 (in thousands):

		Years Ended December 31,
	Total	2026	2027	2028	2029	2030	Thereafter
Content	$189,989	$124,320	$35,860	$20,522	$7,059	$1,604	$624
Manufacturing	158,436	158,436	—	—	—	—	—
Other obligations	212,692	106,733	81,835	17,929	6,120	75	—
Total commitments	$561,117	$389,489	$117,695	$38,451	$13,179	$1,679	$624
Contingencies
The Company accounts for loss contingencies, including liabilities for intellectual property licensing and other claims, when it believes such losses are probable and reasonably estimable. These contingencies are reviewed at least quarterly and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel, and other information and events. The resolution of these contingencies and of other legal proceedings can be, however, inherently unpredictable and subject to significant uncertainties.
The Company is, and may become, subject to various lawsuits, stockholder derivative actions, class action lawsuits, individual or mass arbitration proceedings, and other types of legal proceedings, as well as other disputes, claims, and regulatory or governmental inquiries and investigations in the ordinary course of business, relating to commercial, contract, consumer protection, privacy, data protection, intellectual property, tax, employment, corporate governance, and other matters. Although the results of these legal proceedings, disputes, claims, and inquiries and investigations cannot be predicted with certainty, the Company does not believe that the final outcome of any matters that it is currently involved in is reasonably likely to have a material adverse effect on its business, financial condition, or results of operations. Regardless of the outcome, such legal proceedings, disputes, claims, and inquiries and investigations can have an adverse impact on the Company because of legal fees, other litigation costs, and settlement costs, diversion of management resources, reputational harm, and other factors. During the years ended December 31, 2025, 2024, and 2023, the Company did not have any loss contingencies that were material.
Indemnification
In the ordinary course of business, the Company has entered into contractual arrangements which provide indemnification provisions of varying scope and terms to business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements and out of intellectual property infringement claims made by third parties. The Company’s obligations under these agreements may be limited in terms of time or amount, and in some instances, the Company may have recourse against third parties for certain payments. In addition, the Company has entered into indemnification agreements with its directors and certain of its officers that will require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers.
It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each agreement. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such obligations in the consolidated financial statements.
14. INCOME TAXES
The components of income (loss) before income taxes consisted of the following (in thousands):

	Years Ended December 31,
	2025	2024	2023
United States	$66,520	$(125,670)	$(699,114)
Foreign	27,378	5,712	(316)
Income (loss) before income taxes	$93,898	$(119,958)	$(699,430)
The income tax expense consisted of the following (in thousands):

	Years Ended December 31,
	2025	2024	2023
Current:
Federal	$(77)	$5,445	$697
State	1,047	7,746	2,715
Foreign	7,545	7,667	5,448
	8,515	20,858	8,860
Deferred:
Federal	(5,002)	233	233
State	(591)	225	222
Foreign	2,615	(11,888)	816
	(2,978)	(11,430)	1,271
Total income tax expense	$5,537	$9,428	$10,131

The table below provides the requirements of ASU 2023-09 for 2025 on a prospective basis. See Note 2 for additional details on the adoption of ASU 2023-09.
The following is a reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the year ended December 31, 2025 (amounts in thousands, except percentages):

	Year Ended December 31, 2025
	Amount	Percent
U.S. federal income tax at statutory tax rate	$19,719	21.0%
State and local income taxes, net of federal income tax effect(1)	(5,581)	(5.9)
Foreign tax effects
United Kingdom	1,481	1.6
Other foreign jurisdictions	2,571	2.7
Effect of cross-border tax laws
U.S. taxation of foreign disregarded entities	(1,378)	(1.5)
Other	(212)	(0.2)
Tax credits
Research and development tax credit	(21,368)	(22.8)
Other	8	—
Changes in valuation allowance	(14,264)	(15.2)
Nontaxable or nondeductible items
Non-deductible compensation	19,145	20.4
Tax effects of stock-based compensation	(8,801)	(9.4)
Other	2,510	2.7
Worldwide changes in unrecognized tax benefits	11,045	11.8
Other adjustments	662	0.7
Total income tax expense and effective tax rate	$5,537	5.9%
(1) The state and local jurisdictions that contribute to the majority (greater than 50%) of the tax effect in this category include California, Connecticut, Georgia, New York, and New York City.

As disclosed for the years ended December 31, 2024 and 2023, prior to the adoption of ASU 2023-09, the Company’s effective income tax rate differs from the statutory federal income tax rate as follows:

	Years Ended December 31,
	2024	2023
U.S. federal income tax at statutory rate	21.0%	21.0%
U.S. state and local income taxes, net of federal tax benefit	(4.8)	(0.4)
Change in valuation allowance	(12.0)	(23.6)
Research and development tax credit	28.2	6.8
Stock-based compensation	(26.2)	(2.8)
Meals and entertainment	(1.0)	(0.2)
Foreign-Derived Intangible Income Deduction	1.8	0.3
Foreign rate differential	(0.5)	—
Section 162(m) limitation	(11.1)	(2.1)
Provision to return true-up	0.2	0.1
Change in unrecognized tax benefits	9.4	—
Discrete tax expense due to intellectual property transfer	(10.7)	—
Other	(2.2)	(0.5)
Effective tax rate	(7.9)%	(1.4)%
Significant components of the Company’s deferred income tax assets and liabilities consist of the following (in thousands):

	As of December 31,
	2025	2024
Deferred tax assets:
Net operating loss carryforwards	$438,036	$376,122
Reserves and accruals	54,716	44,818
Research and development credits	286,163	258,201
Operating lease liabilities	146,897	148,126
Stock-based compensation	34,197	48,585
Depreciation and amortization	34,692	40,527
Section 174 capitalization	304,561	393,020
Other	7,359	9,170
Total deferred tax assets	1,306,621	1,318,569
Deferred tax liabilities:
Operating lease right-of-use assets	(77,910)	(75,966)
Other	(1,137)	(4,249)
Total deferred tax liabilities	(79,047)	(80,215)
Valuation allowance	(1,209,126)	(1,219,225)
Net deferred tax assets	$18,448	$19,129
In 2022, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) eliminated the right to deduct research and development expenses for tax purposes in the period the expenses were incurred and instead required all domestic and foreign research and development expenses to be amortized over five and fifteen tax years, respectively. On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) allowed for the immediate expensing of domestic research and development expenses effective for tax years beginning in 2025 and the option to accelerate unamortized domestic research and development expenses previously capitalized. As a result of these changes, the Company recognized domestic cash savings and a decrease in its effective tax rate due to the research and development provisions, and recorded U.S. current income tax expense of $1.0 million for the year ended December 31, 2025.
A valuation allowance must be established for deferred tax assets when it is more likely than not that they will not be realized. As of December 31, 2025, the Company analyzed all available objective evidence, both positive and negative, and believes it is more-likely-than-not that some deferred tax assets will not be realizable. Accordingly, the Company has provided a valuation allowance against its U.S. deferred tax assets. Given the Company's current and anticipated future earnings, the Company believes that there is a reasonable possibility that the valuation allowance against these net deferred tax assets may be reversed within the next twelve to eighteen months. The exact timing and amount of the valuation allowance release are subject to change based on the level of profitability that the Company actually achieves.
As of each reporting date, the Company considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. During the year ended December 31, 2025, the Company recognized a tax benefit of $6.0 million related to the release of its valuation allowance against certain U.S. deferred tax assets, which are expected to be utilized based on future reversals of taxable temporary differences related to the acquisition of Frndly TV.
The Company’s U.S. federal and state valuation allowance decreased by $10.1 million during the year ended December 31, 2025, and increased by $61.3 million and $166.0 million during the years ended December 31, 2024 and 2023, respectively. The change in the valuation allowance during the year ended December 31, 2025 is primarily attributable to a decrease in deferred tax assets through the immediate expensing of domestic research and development expenses and the valuation allowance release related to the Frndly TV acquisition for U.S. federal and state tax purposes. The change in the valuation allowance during the years ended December 31, 2024 and 2023 is primarily attributable to an increase in deferred tax assets generated through capitalization of domestic and foreign research and development expenses for U.S. federal and conforming state tax purposes. The Company does not have a foreign valuation allowance for the year ended December 31, 2025. The Company’s foreign valuation allowance decreased by $51.9 million and increased by $3.5 million during the years ended December 31, 2024, and 2023, respectively. The change in the foreign valuation allowance during the year ended December 31, 2024 is primarily attributable to an increase in deferred tax assets as a result of the valuation allowance release in the Netherlands. The change in foreign valuation allowance during the year ended December 31, 2023 is primarily attributable to an increase in net operating losses. The change in valuation allowance for all years is a charge or benefit to income tax expense.
For federal and state income tax reporting purposes, respective net operating loss carryforwards of $1.6 billion and $1.4 billion are available to reduce future taxable income. The federal net operating loss carryforwards will begin to expire in 2037, and certain state net operating losses have expired in 2025.
For Brazil, Netherlands, and U.K. income tax reporting purposes, the net operating loss carryforwards of $7.7 million, $58.4 million, and $14.0 million, respectively, are available to reduce future taxable income, if any. Brazil and U.K. net operating losses can be carried forward indefinitely. Netherlands net operating losses can be carried back one year and carried forward indefinitely.
As of December 31, 2025, the Company has research and development tax credit carryforwards of $221.4 million and $196.2 million for federal and state income tax purposes, respectively. If not utilized, the federal and state carryforwards will begin to expire in 2030 and 2040, respectively.
A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows (in thousands):

	As of December 31,
	2025	2024
Unrecognized tax benefits at beginning of year	$92,050	$88,548
Gross increase for tax positions of current year	12,830	11,743
Gross increase for tax positions of prior years	72	4,393
Gross decrease for tax positions of prior years	(497)	(12,634)
Unrecognized tax benefits balance at end of year	$104,455	$92,050
As of December 31, 2025, $4.1 million of the Company's gross unrecognized tax benefits, if recognized, would affect the effective tax rate and $100.4 million would result in an adjustment to deferred tax assets with corresponding adjustments to the valuation allowance.
The Company recognizes interest and penalties related to unrecognized tax benefits as a component of its income tax expense. The Company recorded $1.1 million and $0.9 million of accrued interest and penalties related to uncertain tax positions as of December 31, 2025 and 2024, respectively.
The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions, and certain foreign jurisdictions. The Company is currently under examination by the IRS for the year ended December 31, 2023. All other tax years remain subject to examination by federal and state authorities. These audits include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, and compliance with federal, state, and local tax laws.
The Company will continue to indefinitely reinvest earnings from its foreign subsidiaries unless the earnings are not required to fund ongoing business needs, are not restricted by local laws, and can be repatriated in a tax efficient manner. Substantially all of the unrepatriated earnings were subject to U.S. tax or are exempt as a result of U.S. tax reform and related foreign withholding taxes are minimal.
15. RETIREMENT PLANS
The Company maintains a 401(k) tax deferred saving plan (the “Savings Plan”) for the benefit of qualified employees. Qualified employees may elect to make contributions to the Savings Plan on a biweekly basis, subject to certain limitations. The Company may make contributions to the Savings Plan at the discretion of the Board of Directors. No Company contributions were made for the years ended December 31, 2025, 2024, and 2023.
The Company has defined contribution plans for employees in certain of its international locations. The Company contributed $5.2 million, $4.1 million, and $3.2 million to these plans for the years ended December 31, 2025, 2024, and 2023, respectively.
16. NET INCOME (LOSS) PER SHARE
The Company’s basic net income (loss) per share is calculated by dividing the net income (loss) by the weighted-average number of shares of common stock outstanding for the period. The Company uses the two-class method to calculate net income (loss) per share. Except with respect to certain voting, conversion, and transfer rights and as otherwise expressly provided in the Company’s amended and restated certificate of incorporation or required by applicable law, shares of the Company’s Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects as to all matters. Accordingly, basic and diluted net income (loss) per share are the same for both classes.
For purposes of the calculation of diluted net income (loss) per share, options to purchase common stock and restricted stock units are considered common stock equivalents. Dilutive shares of common stock are determined by applying the treasury stock method. The dilutive shares are excluded from the calculation of diluted net loss per share in the period of net loss, as their effect is antidilutive.
The following table presents the calculation of basic and diluted net income (loss) per share (in thousands, except per share data):

	Years Ended December 31,
	2025	2024	2023
Numerator:
Net income (loss)	$88,361	$(129,386)	$(709,561)
Denominator:
Weighted-average common shares outstanding — basic	147,154	144,630	141,572
Dilutive effect of common stock equivalents	3,758	0	0
Weighted-average common shares outstanding — diluted	150,912	144,630	141,572

Net income (loss) per share — basic	$0.60	$(0.89)	$(5.01)
Net income (loss) per share — diluted	$0.59	$(0.89)	$(5.01)
Common stock equivalents (comprised of stock options and restricted stock units) excluded from the calculation of diluted net income (loss) per share because of their anti-dilutive effect were 2.5 million, 14.4 million and 14.0 million shares for the years ended December 31, 2025, 2024, and 2023, respectively.
17. SEGMENT INFORMATION
An operating segment is defined as a component of an entity for which discrete financial information is available that is evaluated regularly by the CODM for purposes of allocating resources and evaluating financial performance. The Company’s CODM is its Chief Executive Officer.
Starting in the first quarter of 2026, the Company changed its internal reporting structure and the CODM began receiving disaggregated financial information that allows him to allocate resources and evaluate performance between three operating segments: Advertising, Subscriptions, and Devices. As such, the Company now has three reportable segments. See Note 1, The Company and Note 2, Significant Accounting Policies and Basis of Presentation for further details on these three segments and the retrospective adjustments.

The CODM evaluates performance and makes decisions about allocating resources to its operating segments based on financial information presented on a consolidated basis and on gross profit for each operating segment. The CODM uses segment gross profit to allocate resources to each segment predominantly in the annual budgeting process. On a quarterly basis, the CODM uses gross profit budget-to-actual variances to evaluate segment performance. For all reportable segments, Cost of revenue is the significant segment expense that is regularly provided to the CODM.
The Company uses the management approach to determine the segment financial information that should be disaggregated and presented separately in the Company’s notes to its consolidated financial statements. The management approach is based on the manner by which management has organized the segments within the Company for making operating decisions, allocating resources, and assessing performance.
The Company reports its financial results consistent with the manner in which financial information is viewed by management for decision-making purposes. The Company does not manage operating expenses such as research and development, sales and marketing, and general and administrative expenses at the segment level. The Company does not allocate property and equipment or any other assets or capital expenditures to reportable segments.
The following table presents financial information for each of the Company’s reportable segments (in thousands):

	Years Ended December 31,
	2025	2024	2023
Advertising
Net revenue	$2,327,796	$2,065,255	$1,792,991
Cost of revenue	982,003	868,675	809,785
Gross profit	1,345,793	1,196,580	983,206
Subscriptions
Net revenue	1,817,090	1,457,521	1,201,114
Cost of revenue	1,006,439	768,141	617,761
Gross profit	810,651	689,380	583,353
Devices
Net revenue	592,365	590,122	490,514
Cost of revenue	674,385	670,437	534,458
Gross profit	(82,020)	(80,315)	(43,944)
Total
Net revenue	4,737,251	4,112,898	3,484,619
Cost of revenue	2,662,827	2,307,253	1,962,004
Gross profit	$2,074,424	$1,805,645	$1,522,615
Subscriptions revenue for the year ended December 31, 2025, 2024, and 2023 was comprised of revenue from content distribution arrangements of $1.16 billion, $1.04 billion, and $870.5 million, respectively; sale of Premium Subscriptions of $576.0 million, $400.8 million, and $310.2 million, respectively; and revenue from other subscriptions services of $80.8 million, $13.7 million, and $20.4 million, respectively.
Long-lived assets, net
The following table presents long-lived assets, net, which consist primarily of property and equipment and operating lease right-of-use assets, by geographic area (in thousands):

	As of December 31,
	2025	2024
United States	$338,689	$401,464
United Kingdom	77,443	92,110
Other countries	17,786	24,621
Total	$433,918	$518,195
18. RESTRUCTURING CHARGES
Starting in the fourth quarter of fiscal 2022, the Company implemented measures to reduce its operating expense growth rate due to economic conditions, including consolidating its office space utilization, performing a strategic review of its content portfolio, reducing outside services expenses, and slowing its year-over-year headcount expense growth rate through a workforce reduction and limiting new hires, among other measures.
Restructuring charges are recorded as follows (in thousands):

	Year Ended December 31, 2025
	Facilities Exit Costs	Asset Impairment Charges	Total
Research and development	$194	$2,133	$2,327
Sales and marketing	—	175	175
General and administrative	—	562	562
Total restructuring charges	$194	$2,870	$3,064

	Year Ended December 31, 2024
	Employee Terminations	Facilities Exit Costs	Asset Impairment Charges	Total
Cost of revenue, subscriptions	$(3)	$—	$—	$(3)
Cost of revenue, devices	1	—	5	6
Research and development	368	98	(603)	(137)
Sales and marketing	697	719	24,641	26,057
General and administrative	(116)	117	5,075	5,076
Total restructuring charges	$947	$934	$29,118	$30,999

	Year Ended December 31, 2023
	Employee Terminations	Facilities Exit Costs	Assets Impairment Charges	Total
Cost of revenue, advertising	$753	$—	$65,467	$66,220
Cost of revenue, subscriptions	411	1	400	812
Cost of revenue, devices	524	6	2,793	3,323
Research and development	31,160	1,320	78,011	110,491
Sales and marketing	29,786	517	83,411	113,714
General and administrative	20,531	1,683	39,320	61,534
Total restructuring charges	$83,165	$3,527	$269,402	$356,094
The asset impairment charges for the year ended December 31, 2025 are primarily comprised of $2.9 million of operating lease right-of-use assets impairment. The asset impairment charges for the year ended December 31, 2024 are primarily comprised of $22.6 million of operating lease right-of-use assets impairment and $7.0 million of property and equipment impairment, partially offset by $0.5 million of adjustments to other long-term liabilities and assets. The asset impairment charges for the year ended December 31, 2023 are primarily comprised of $131.6 million of operating lease right-of-use assets impairment, $72.3 million of property and equipment impairment, and $65.5 million of content assets impairment.
A reconciliation of the beginning and ending balance of employee termination restructuring charges and facilities exit costs, which are included in Accrued liabilities in the consolidated balance sheets, is as follows (in thousands):

	December 31, 2025		December 31, 2024
	Facilities Exit Costs	Total	Employee Terminations	Facilities Exit Costs	Total
Beginning balance	$1,381	$1,381	$12,661	$1,198	$13,859
Restructuring charges incurred	194	194	947	934	1,881
Payments made	(349)	(349)	(13,608)	(751)	(14,359)
Ending balance	$1,226	$1,226	$—	$1,381	$1,381